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TABLE OF CONTENTS

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-114285

P R O S P E C T U S    S U P P L E M E N T

(To prospectus dated June 28, 2004)

6,000,000 Shares

HRPT Properties Trust

7 1/8% Series C Cumulative Redeemable Preferred Shares
(Liquidation Preference $25 Per Share)

        Distributions on the Series C Preferred Shares will be cumulative from (but excluding) the date of original issue and payable quarterly, beginning on May 15, 2006, at the rate of 7 1/8% of the liquidation preference per annum, or $1.78125 per Series C Preferred Share per annum.

        Except as otherwise described in this prospectus supplement, the Series C Preferred Shares are not redeemable until February 15, 2011, after which we may redeem the shares at $25.00 each, plus any accrued and unpaid distributions to and including the date of redemption. The Series C Preferred Shares have no maturity date and will remain outstanding indefinitely unless redeemed.

        We will file an application to list the Series C Preferred Shares on the New York Stock Exchange, or NYSE. If the application is approved, trading of the Series C Preferred Shares on the NYSE is expected to begin within 30 days after the date of initial delivery of the Series C Preferred Shares.

	Per Share	Total
Public offering price (1)	$25.00	$150,000,000
Underwriting discount	$.7875	$4,725,000
Proceeds, before expenses, to HRPT Properties Trust	$24.2125	$145,275,000
  (1)
  Plus accrued distributions, if any, from (but excluding) the date of original issue

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The Series C Preferred Shares will be ready for delivery through the facilities of The Depository Trust Company on or about February 9, 2006.

Joint Book-Running Managers

Merrill Lynch & Co.	UBS Investment Bank

Joint Lead Managers

RBC Capital Markets	Wachovia Securities

Stifel Nicolaus
Ferris, Baker Watts
Incorporated
Janney Montgomery Scott LLC
Morgan Keegan & Company, Inc.
Oppenheimer & Co. Inc.

The date of this prospectus supplement is February 2, 2006.

TABLE OF CONTENTS

Prospectus Supplement

        In this prospectus supplement, the terms "we", "us" or "HRP" include HRPT Properties Trust and its consolidated subsidiaries.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates or on other dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary may not contain all of the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus. You should also read the documents we have referred you to in "Incorporation of Certain Information by Reference."

The Company

        We are a real estate investment trust, or REIT, which primarily owns commercial office buildings located in major metropolitan areas throughout the United States. In addition to commercial office buildings, we also own approximately 23.8 million square feet of industrial properties, including approximately 18 million square feet of leased commercial and industrial lands located in Oahu, Hawaii. At September 30, 2005, we owned 434 properties with approximately 54.1 million square feet located in 31 states and Washington, D.C. The remainder of our $5.4 billion investment portfolio, before depreciation, includes minority ownership interests in two former subsidiaries, Hospitality Properties Trust, or HPT, and Senior Housing Properties Trust, or SNH, each of which is a publicly traded REIT. Our investments in HPT and SNH represented 4% of our total assets as of September 30, 2005.

        Our business strategy is to maintain an investment portfolio that is focused on both security and growth. In addition to our leased commercial and industrial lands in Oahu, Hawaii, which are currently 98% leased for an average remaining lease term of 19 years, our nationwide portfolio of office properties includes properties with almost 5.6 million square feet of space that are leased to the U.S. Government and other government agencies. We also own a nationwide portfolio of office properties with over 5.5 million square feet leased to tenants in medical related industries. We believe government and medical related tenants are less affected by cyclical economic conditions, are more likely to enter into long term leases and are more likely to renew their tenancies when leases expire than other tenants. The balance of our portfolio includes our multi-tenant commercial office buildings, many of which are leased to publicly traded, investment grade rated and other strong credit quality tenants, such as banks and legal, accounting and other professional services firms.

Principal Place of Business

        We are organized as a Maryland real estate investment trust. Our principal place of business is 400 Centre Street, Newton, Massachusetts 02458, and our telephone number is (617) 332-3990.

The Offering

        The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Series C Preferred Shares, see "Description of the Series C Preferred Shares" in this prospectus supplement and "Description of Preferred Shares" in the accompanying prospectus.

Issuer	HRPT Properties Trust.
Securities Offered	6,000,000 7 1/8% Series C Cumulative Redeemable Preferred Shares.
Distributions	Investors will be entitled to receive cumulative cash distributions on the Series C Preferred Shares at a rate of 7 1/8% per annum of the $25.00 per share liquidation preference (equivalent to $1.78125 per annum per share). Beginning on May 15, 2006, distributions on the Series C Preferred Shares will be payable quarterly in arrears on the fifteenth day of each February, May, August and November or, if not a business day, the next business day. Distributions on the Series C Preferred Shares will be cumulative from (but excluding) the date of original issuance, which is expected to be February 9, 2006.
Optional Redemption	We may not redeem the Series C Preferred Shares prior to February 15, 2011, except in limited circumstances relating to our continuing qualification as a REIT. On and after February 15, 2011, we may, at our option, redeem the Series C Preferred Shares, in whole or from time to time in part, by payment of $25.00 per share, plus any accrued and unpaid distributions to and including the date of redemption. Any partial redemption of the Series C Preferred Shares will be on a pro rata basis.
No Maturity	The Series C Preferred Shares have no maturity date and we are not required to redeem the Series C Preferred Shares. Accordingly, the Series C Preferred Shares will remain outstanding indefinitely unless we decide to redeem them. We are not required to set aside funds to redeem the Series C Preferred Shares.
Liquidation Preference	If we liquidate, dissolve or wind up, holders of the Series C Preferred Shares will have the right to receive $25.00 per share, plus accrued and unpaid distributions to and including the date of payment, before any payments are made to the holders of our common shares and any other shares of beneficial interest ranking junior to the Series C Preferred Shares as to liquidation rights. The rights of the holders of the Series C Preferred Shares to receive their liquidation preference will be subject to the proportionate rights of each other series or class of our shares ranked on a parity with the Series C Preferred Shares, including our Series A and Series B preferred shares. On January 31, 2006, we called for redemption on or about March 2, 2006, all $200.0 million of our 9 7/8% Series A preferred shares at the stated liquidation preference price of $25.00 per share, plus accrued and unpaid distributions.
Ranking	The Series C Preferred Shares rank senior to our common shares and on a parity with our Series A and Series B preferred shares with respect to the payment of distributions and the distribution of assets in the event of our liquidation, dissolution or winding up.

Voting Rights	Holders of any series of our preferred shares, including the Series C Preferred Shares, generally have no voting rights. However, if we do not pay distributions on our Series C Preferred Shares for six or more quarterly periods (whether or not consecutive), the holders of the Series C Preferred Shares, voting together with the holders of any other series of our preferred shares which have similar voting rights, including our Series A and Series B preferred shares, will be entitled to vote for the election of two additional trustees to serve on our board of trustees until we pay all distributions which we owe on our preferred shares. In addition, the affirmative vote of the holders of at least two-thirds of the Series C Preferred Shares is required for us to authorize, create or increase the number of shares ranking senior to the Series C Preferred Shares or to amend our declaration of trust in a manner that materially and adversely affects the rights of the holders of the Series C Preferred Shares.
Listing	We will file an application to list the Series C Preferred Shares on the NYSE. If the application is approved, trading of the Series C Preferred Shares on the NYSE is expected to begin within 30 days after the date of initial delivery of the Series C Preferred Shares.
Restrictions on Ownership and Transfer	Our declaration of trust and articles supplementary contain provisions that limit to 8.5% the percentage ownership of our equity in the aggregate and by series, including the Series C Preferred Shares, by any one person or group of affiliated persons. Our articles supplementary for the Series C Preferred Shares allow our board of trustees to waive this ownership limit. We may prevent any proposed transfer of our shares, including the Series C Preferred Shares, which would jeopardize our status as a REIT. We have the right to purchase any shares, including the Series C Preferred Shares, or refuse to transfer or issue shares to a person whose acquisition of shares would result in ownership in excess of the 8.5% limit. Any transfer of shares that would result in our disqualification as a REIT or in a person's exceeding this ownership limit which is not waived by us is deemed void ab initio. We may repurchase any shares necessary to maintain our REIT status.
Conversion	The Series C Preferred Shares are not convertible into or exchangeable for any other securities or property.
Use of Proceeds	We estimate that our net proceeds from this offering will be $144.9 million after deducting the underwriting discount and other estimated expenses of the offering payable by us. We presently intend to use the net proceeds from this offering plus borrowings under our revolving credit facility to redeem all $200.0 million of our 9 7/8% Series A preferred shares which we have called for redemption on or about March 2, 2006.
Settlement Date	Delivery of the Series C Preferred Shares will be made against payment therefor on or about February 9, 2006.

RECENT DEVELOPMENTS

        Since September 30, 2005, the following activities and financings have occurred:

        Investments.    We acquired four portfolios of properties for an aggregate purchase price of $213.5 million, excluding closing costs, located in Kansas City, Missouri; Deerfield, Waukegan, Lake Forest and Bannockburn, Illinois; Sharonville and Mason, Ohio; and Brighton, Henrietta and Clay, New York. These properties have a total of 1.4 million square feet of space that is currently 96% leased. We funded these acquisitions by drawing on our revolving credit facility and by assuming $25.5 million of mortgage debt.

        In the ordinary course of our business we regularly evaluate properties for potential purchase and some properties which we own for potential sale. As of the date of this prospectus supplement, we have executed a purchase agreement for one additional property with 76,000 square feet of space and a purchase price of $12.0 million. This potential acquisition is subject to our completion of due diligence and customary closing contingencies. Because of these contingencies we can provide no assurances that we will purchase this additional property.

        Sale of SNH Common Shares.    On December 7, 2005, we sold 950,000 of our SNH common shares for $18.90 per share, before closing costs, and we expect to recognize gains of $5.5 million. After this sale, we continue to own 7.7 million SNH shares and our ownership of SNH was reduced to 10.7%. Net proceeds from this sale of $17.0 million were used to reduce amounts outstanding under our revolving credit facility.

        Financings.    On October 31, 2005, we issued $250.0 million 5 3/4% senior notes due in 2015 in an underwritten public offering. Net proceeds from this offering of $247.2 million were used to reduce amounts outstanding under our revolving credit facility. On January 31, 2006, we called for redemption on or about March 2, 2006, all $200.0 million of our 9 7/8% Series A preferred shares at the stated liquidation preference price of $25.00 per share, plus accrued and unpaid distributions.

USE OF PROCEEDS

        We estimate that the net proceeds of this offering, after deducting the underwriting discount and other offering expenses, will be $144.9 million. We presently intend to use the net proceeds from this offering plus borrowings under our revolving credit facility to redeem all $200.0 million of our 9 7/8% Series A preferred shares which we have called for redemption on or about March 2, 2006.

RATIOS OF EARNINGS TO FIXED CHARGES AND
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DISTRIBUTIONS

        Our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred distributions for each of the periods indicated is as follows:

	Nine Months Ended September 30, 2005		Fiscal Year Ended December 31,
			2004		2003		2002		2001		2000
Ratio of earnings to fixed charges	2.2	x	2.2	x	2.2	x	2.3	x	2.2	x	2.3	x
Ratio of earnings to combined fixed charges and preferred distributions	1.6	x	1.6	x	1.5	x	1.7	x	1.9	x	2.3	x

        For purposes of calculating the ratios above, earnings have been calculated by subtracting capitalized interest and adding fixed charges and distributions from equity investments to income before equity in earnings of equity investments and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, if any, and amortization of debt discounts and deferred financing costs, whether expensed or capitalized. The ratio of earnings to combined fixed charges and preferred distributions was computed by dividing our earnings by fixed charges and preferred distributions.

DESCRIPTION OF THE SERIES C PREFERRED SHARES

        This description of the Series C Preferred Shares supplements the description of the general terms and provisions of our shares of beneficial interest, including preferred shares, in the accompanying prospectus. You should consult that general description for further information.

General

        We are currently authorized to issue up to 50,000,000 preferred shares in one or more series. Our declaration of trust and Maryland law allow our board of trustees to increase the authorized number of our preferred shares without shareholder approval. Each series of our preferred shares has the designations, powers, preferences, rights, qualifications, limitations or restrictions as Maryland law permits and our board of trustees determines by adoption of applicable articles supplementary to our declaration of trust. As of January 31, 2006, there are 8,000,000 Series A and 12,000,000 Series B preferred shares outstanding (liquidation preference $25.00 per share) the holders of which have rights substantially identical to the rights of holders of the Series C Preferred Shares offered hereby, except as to distribution rate and payment dates and commencement date of redeemability. On January 31, 2006, we called for redemption on or about March 2, 2006, all $200.0 million of our 9 7/8% Series A preferred shares at the stated liquidation preference price of $25.00 per share, plus accrued and unpaid distributions.

        Prior to completing this offering, we will adopt articles supplementary for the Series C Preferred Shares. You may obtain a complete copy of the articles supplementary describing the Series C Preferred Shares by contacting us. The articles supplementary will initially authorize 6,000,000 Series C Preferred Shares. Our board of trustees may authorize additional Series C Preferred Shares from time to time.

        The transfer agent, registrar and distribution disbursing agent for the Series C Preferred Shares is Wells Fargo Bank, N.A.

        We will file an application to list the Series C Preferred Shares on the NYSE. If the application is approved, trading of the Series C Preferred Shares on the NYSE is expected to begin within 30 days after the date of initial delivery of the Series C Preferred Shares.

        The certificates evidencing the Series C Preferred Shares initially will be issued in the form of temporary certificates. Holders of temporary certificates will be entitled to exchange them for definitive certificates as soon as the definitive certificates are available. We anticipate that definitive certificates will be available within 150 days after the date of initial delivery of the Series C Preferred Shares.

Distributions

        Holders of the Series C Preferred Shares will be entitled to receive, when and as authorized by our board of trustees, out of funds legally available for the payment of distributions, cumulative cash distributions at the rate of 7 1/8% of the liquidation preference per annum (equivalent to $1.78125 per Series C Preferred Share per annum). Distributions on the Series C Preferred Shares will accrue and be cumulative from (but excluding) the date of original issue and will be payable quarterly in arrears on the fifteenth day of each February, May, August and November or, if not a business day, the next business day. The first distribution on the Series C Preferred Shares will be paid on May 15, 2006. Distributions payable on the Series C Preferred Shares for any partial period will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will pay distributions to holders of record as they appear in our share records at the close of business on the applicable record date designated by our board of trustees for the payment of distributions that is not more than 60 nor less than 10 days prior to the distribution payment date.

        We will not authorize or pay any distributions on the Series C Preferred Shares or set aside funds for the payment of distributions if restricted or prohibited by law, or if the terms of any of our agreements, including agreements relating to our indebtedness or our other series of preferred shares, prohibit that authorization, payment or setting aside of funds or provide that the authorization, payment or setting aside of funds is a breach of or a default under that agreement. We are, and may in the future become, a party to agreements which restrict or prevent the payment of distributions on, or the purchase or redemption of, shares. These restrictions may include indirect covenants which require us to maintain specified levels of net worth or assets. We do not believe that these restrictions currently have any adverse impact on our ability to pay distributions on the Series C Preferred Shares.

        Notwithstanding the foregoing, distributions on the Series C Preferred Shares will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of distributions and whether or not distributions are authorized. Accrued but unpaid distributions on the Series C Preferred Shares will not bear interest, and holders of the Series C Preferred Shares will not be entitled to any distributions in excess of full cumulative distributions as described above. All of our distributions on the Series C Preferred Shares, including any capital gain distributions, will be credited first to the earliest accrued and unpaid distribution due.

        We will not declare or pay any distributions, or set aside any funds for the payment of distributions, on common shares or other shares that rank junior to the Series C Preferred Shares, or redeem or otherwise acquire common shares or other junior shares, unless we also have declared and either paid or set aside for payment the full cumulative distributions on the Series C Preferred Shares and on all our other series of preferred shares ranking senior to or on a parity with the Series C Preferred Shares, for all past dividend periods. In addition to the exceptions described on pages 12 and 13 of the accompanying prospectus, this restriction will not limit our redemption or other acquisition of shares under incentive, benefit or share purchase plans for officers, trustees or employees or others performing or providing similar services, for the purposes of enforcing restrictions upon ownership and transfer of our equity securities contained in our declaration of trust, for the purpose of preserving our status as a REIT or our redemption or other acquisition of rights issued under our shareholder rights plan or any successor plan we adopt.

        We will not authorize the full cumulative distributions on any preferred shares unless we have authorized those distributions as are accrued on all of our outstanding preferred shares which are of parity series. If we do not declare and either pay or set aside for payment the full cumulative distributions on the Series C Preferred Shares and all shares that rank on a parity with Series C Preferred Shares, including our Series A and Series B preferred shares, the amount which we have declared will be allocated pro rata to the Series C Preferred Shares and to each parity series of shares, including our Series A and Series B preferred shares, so that the amount declared for each Series C Preferred Share and for each share of each parity series is proportionate to the accrued and unpaid distributions on those shares.

Redemption

        We may not redeem the Series C Preferred Shares prior to February 15, 2011, except as described below under "—Restrictions on Ownership and Transfer." On and after February 15, 2011, at our option upon not less than 30 nor more than 60 days written notice, we may redeem the Series C Preferred Shares, in whole or in part, at any time or from time to time, at a redemption price of $25.00 per share, plus all accrued and unpaid distributions through the date fixed for redemption. Our optional redemption rights for preferred shares are exercisable separately within each of our series of preferred shares.

General

        We may give notice of redemption by mail to each holder of record of Series C Preferred Shares at the address shown on our share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series C Preferred Shares except as to the holder to whom notice was defective. Each notice will state the following:

  •
  the redemption date;

  •
  the redemption price;

  •
  the number of Series C Preferred Shares to be redeemed;

  •
  the place where the certificates for the Series C Preferred Shares are to be surrendered for payment; and

  •
  that distributions on the shares to be redeemed will cease to accrue on the redemption date.

        If we redeem fewer than all of the Series C Preferred Shares, the notice of redemption mailed to each shareholder will also specify the number of Series C Preferred Shares that we will redeem from each shareholder. In this case, we will determine the number of Series C Preferred Shares to be redeemed on a pro rata basis, by lot or by any other equitable method we may choose. Unless the full cumulative distributions on all Series C Preferred Shares have been paid or set aside we generally may not redeem any Series C Preferred Shares unless we redeem all of the Series C Preferred Shares.

        If we have given a notice of redemption and have set aside sufficient funds for the redemption in trust for the benefit of the holders of the Series C Preferred Shares called for redemption, then, from and after the redemption date, those Series C Preferred Shares will be treated as no longer outstanding, no further distributions will accrue and all other rights of the holders of those Series C Preferred Shares will terminate. The holders of those Series C Preferred Shares will retain their right to receive the redemption price for their shares and any accrued and unpaid distributions through the redemption date.

        The holders of Series C Preferred Shares at the close of business on a distribution record date will be entitled to receive the distribution payable with respect to the Series C Preferred Shares on the corresponding payment date notwithstanding the redemption of the Series C Preferred Shares between such record date and the corresponding payment date. Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series C Preferred Shares to be redeemed.

        The Series C Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions, except as provided under "—Restrictions on Ownership and Transfer" below.

        Subject to applicable law, we may purchase Series C Preferred Shares in the open market, by tender or by private agreement. Any Series C Preferred Shares that we reacquire will be returned to the status of authorized but unissued Series C Preferred Shares, unless determined otherwise by our board of trustees.

Liquidation Rights

        In the event of our liquidation, the holders of the Series C Preferred Shares will be entitled to be paid out of our assets legally available for distribution to our shareholders liquidating distributions in cash or property at fair market value as determined by our board of trustees equal to a liquidation preference of $25.00 per share, plus any accrued and unpaid distributions through and including the date of the payment. The holders of Series C Preferred Shares will be entitled to receive this liquidating distribution before we distribute any assets to holders of our common shares or any other shares of beneficial interest that rank junior to the Series C Preferred Shares. The rights of holders of Series C Preferred Shares to receive their liquidation preference would be subject to the proportionate rights of each parity series, including our Series A and Series B preferred shares, and the preferential rights of the holders of any series of shares which is senior to the Series C Preferred Shares. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series C Preferred Shares will have no right or claim to any of our remaining assets. If we consolidate or merge with any other entity, sell, lease, transfer or convey all or substantially all of our property or business, or engage in a statutory share exchange, we will not be deemed to have liquidated. In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares or otherwise, is permitted under Maryland law, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of Series C Preferred Shares will not be added to our total liabilities.

Ranking

        The Series C Preferred Shares will rank senior to our common shares and to any other of our equity securities that by their terms rank junior to the Series C Preferred Shares with respect to payments of distributions or amounts upon our liquidation, dissolution or winding up. The Series C Preferred Shares will rank on a parity with our existing Series A and Series B preferred shares and with other series of our preferred shares or other equity securities that we may later authorize or issue and that by their terms are on a parity with the Series C Preferred Shares. The Series C Preferred Shares will rank junior to any equity securities that we may later authorize or issue and that by their terms ranks senior to the Series C Preferred Shares. Any convertible debt securities that we may issue are not considered to be equity securities for these purposes.

Voting Rights

        Holders of Series C Preferred Shares will have no voting rights, except as follows:

  •
  If distributions on our Series C Preferred Shares are due for six or more quarterly periods and remain unpaid, whether or not these quarterly periods are consecutive, holders of the Series C Preferred Shares, voting together with all other series of preferred shares which have similar voting rights, including our Series A and Series B preferred shares, will be entitled to vote for the election of two additional trustees to serve on our board of trustees until all distribution arrearages have been paid. These voting rights, to the extent not inconsistent with the preceding sentence, are described more fully on pages 14 and 15 of the accompanying prospectus.

  •
  In addition, the affirmative vote of the holders of at least two-thirds of the Series C Preferred Shares is required for us to authorize, create or increase our capital shares ranking senior to the outstanding Series C Preferred Shares or to amend our declaration of trust in a manner that materially and adversely affects the rights of the holders of the Series C Preferred Shares. These special voting rights, to the extent not inconsistent with the preceding sentence, are described more fully on pages 14 and 15 of the accompanying prospectus.

        In any matter in which the Series C Preferred Shares are entitled to vote, each Series C Preferred Share will be entitled to one vote. If the holders of Series C Preferred Shares and another series of preferred shares are entitled to vote together as a single class on any matter, the Series C Preferred Shares and the shares of the other series will have one vote for each $25.00 of liquidation preference.

Restrictions on Ownership and Transfer

        The articles supplementary for the Series C Preferred Shares provide that an 8.5% ownership limitation and excess share provisions described on page 27 of the accompanying prospectus apply both to ownership of all our shares of beneficial interest in the aggregate and to ownership of Series C Preferred Shares as a separate class. Our board of trustees may (i) elect to purchase any shares owned by a person or group of affiliated persons in excess of the ownership limitations or (ii) refuse to transfer or issue shares to a person if an acquisition of shares by such person or group would result in such person or group exceeding these ownership limits. Any transfer of shares that would result in our disqualification as a REIT or in a person or group exceeding ownership limits is deemed void as of the date of such transfer. We may repurchase any shares necessary to maintain our status as a REIT.

        In addition, the articles supplementary provide that the outstanding Series C Preferred Shares cannot be held by fewer than 120 persons. To enforce this provision, we have the right to refuse to transfer Series C Preferred Shares which would cause there to be fewer than 120 holders thereof at any time, or to redeem such shares for a price equal to $25.00 per share, plus any accrued and unpaid distributions through the redemption date.

        Our board of trustees has the right to waive ownership limitations and excess share provisions of the articles supplementary.

Conversion Rights

        The Series C Preferred Shares are not convertible into or exchangeable for any property or other securities.

FEDERAL INCOME TAX AND ERISA CONSIDERATIONS

        The following summary of United States federal income tax considerations and Employee Retirement Income Security Act of 1974, as amended ("ERISA"), considerations relating to the acquisition, ownership and disposition of the Series C Preferred Shares supplements and updates the more detailed description of these matters in our Annual Report on Form 10-K for the year ended December 31, 2004, which we incorporate in this prospectus supplement by reference. Sullivan & Worcester LLP, Boston, Massachusetts, has rendered a legal opinion that the discussions in this section and in the sections of our 2004 Annual Report captioned "Federal Income Tax Considerations" and "ERISA Plans, Keogh Plans and Individual Retirement Accounts" are accurate in all material respects and, taken together, fairly summarize the federal income tax and ERISA issues discussed in those sections, and the opinions of counsel referred to in those sections represent Sullivan & Worcester LLP's opinions on those subjects. Specifically, subject to qualifications and assumptions contained in its opinion and in our 2004 Annual Report, Sullivan & Worcester LLP has given opinions to the effect (1) that we have been organized and have qualified as a REIT under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), for our 1987 through 2005 taxable years, and that our current investments and plan of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and (2) that under the "plan assets" regulations promulgated by the Department of Labor under ERISA, our assets will not be deemed to be "plan assets."

        As a REIT, we generally will not be subject to federal income tax on our net income distributed to our shareholders. Distributions on the Series C Preferred Shares generally will be includable in your income as dividends to the extent the distributions do not exceed our allocable current or accumulated earnings and profits, with a portion of these dividends possibly treated as capital gain dividends as explained below. Because we are a REIT for federal income tax purposes, ordinary dividend income from us generally will not be "qualified dividend income" eligible to be taxed at the maximum 15% rate for noncorporate holders, nor will it be eligible for the corporate dividends received deduction generally applicable to dividends from corporations. Distributions in excess of our allocable current or accumulated earnings and profits generally will be treated for federal income tax purposes as a return of capital to the extent of your basis in the Series C Preferred Shares, and will reduce this basis. In determining the extent to which a distribution on the Series C Preferred Shares constitutes a dividend for federal income tax purposes, our current or accumulated earnings and profits will generally be allocated first to distributions with respect to the Series C Preferred Shares along with any other class of preferred shares we have outstanding, and thereafter to distributions with respect to our common shares.

        If for any taxable year we elect to designate as "capital gain dividends," as defined in Section 857 of the Internal Revenue Code, any portion of the dividends paid for the year to holders of all classes of our shares, then the portion of dividends designated as capital gain dividends that will be allocable to the Series C Preferred Shares will be equal to the total capital gain dividends multiplied by a fraction, the numerator of which will be the total dividends paid on the Series C Preferred Shares for that taxable year, and the denominator of which shall be the total dividends paid on all classes of our stock (including the Series C Preferred Shares) for that taxable year.

        If you actually or constructively own none or a small percentage of our common shares, a redemption of your Series C Preferred Shares is likely to qualify for sale or exchange treatment because the redemption would not be "essentially equivalent to a dividend" as defined by the Internal Revenue Code. A redemption of your Series C Preferred Shares will be treated under Section 302 of the Internal Revenue Code as a distribution and hence taxable as a dividend to the extent of our current or accumulated earnings and profits, as discussed above, unless the redemption satisfies one of the tests set forth in Section 302(b) of the Internal Revenue Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it (1) is

"substantially disproportionate" with respect to your ownership in us, (2) results in a "complete termination" of your common and preferred share interest in us, or (3) is "not essentially equivalent to a dividend" with respect to you, all within the meaning of Section 302(b) of the Internal Revenue Code. In determining whether any of these tests have been met, you must generally take into account our common and preferred shares considered to be owned by you by reason of constructive ownership rules set forth in the Internal Revenue Code, as well as our common and preferred shares actually owned by you. Because the determination as to whether you will satisfy any of the tests of Section 302(b) of the Internal Revenue Code depends upon the facts and circumstances at the time that your Series C Preferred Shares are redeemed, you are advised to consult your own tax advisor to determine your particular tax treatment.

        Under Section 305 of the Internal Revenue Code, preferred stock that may be redeemed at a price higher than its issue price may have this "redemption premium" treated as a constructive distribution. Under applicable Treasury Regulations, constructive distribution treatment is required in the case of callable preferred stock only if, based on all of the facts and circumstances as of the issue date, redemption pursuant to this call right is more likely than not to occur. Even if this redemption is more likely than not to occur, constructive distribution treatment is not required if the redemption premium is solely in the nature of a penalty for premature redemption; i.e., it is a premium paid as a result of changes in economic conditions over which neither we nor you have control. The Treasury Regulations also provide a safe harbor pursuant to which an issuer's right to redeem will not be treated as more likely than not to occur. While there can be no assurance in this regard, we believe that constructive distribution treatment of the redemption premium on the Series C Preferred Shares which results from accrued but unpaid distributions, if any, should not be required.

        Fiduciaries of ERISA plans and persons making the investment decision for an IRA or any non-ERISA plan are urged to consult their advisors before making an investment in Series C Preferred Shares and to review the section of our Annual Report on Form 10-K for the year ended December 31, 2004 captioned "ERISA Plans, Keogh Plans and Individual Retirement Accounts," which is applicable to an investment in the Series C Preferred Shares. We call special attention to the fact that Series C Preferred Shares will be analyzed as a separate class under the Department of Labor regulation summarized in our Annual Report to determine whether such shares are "publicly offered securities." We believe that, immediately after this offering, Series C Preferred Shares will be owned by 100 or more investors independent of us and of each other, and therefore that the "widely held" requirement for qualification as publicly offered securities will be met. We also believe that the other requirements for such qualification will be met, so that the Series C Preferred Shares will be publicly offered securities under the Department of Labor regulations, but no assurance can be given as to these matters.

        We advise you to consult your own advisor regarding the specific federal, state, local, foreign and other tax and ERISA consequences to you, including any possible prohibited transaction concerns, of the acquisition, ownership and disposition of the Series C Preferred Shares.

UNDERWRITING

        Subject to the terms and conditions contained in a purchase agreement between us and the underwriters named below, we have agreed to sell to each of the underwriters and each of the underwriters has severally agreed to purchase from us, the number of Series C Preferred Shares listed opposite its name.

Underwriter	Number of Series C Preferred Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,117,500
UBS Securities LLC	1,117,500
RBC Dain Rauscher Inc.	1,117,500
Wachovia Capital Markets, LLC	1,117,500
Stifel, Nicolaus & Company, Incorporated	240,000
Ferris, Baker Watts, Incorporated	240,000
Janney Montgomery Scott LLC	240,000
Morgan Keegan & Company, Inc.	240,000
Oppenheimer & Co. Inc.	240,000
Banc of America Securities LLC	37,500
Credit Suisse Securities (USA) LLC	37,500
J.J.B. Hilliard, W.L. Lyons, Inc.	37,500
Piper Jaffray & Co.	37,500
Ryan Beck & Co., Inc.	37,500
Wells Fargo Securities, LLC	37,500
BNY Capital Markets, Inc.	15,000
Calyon Securities (USA) Inc.	15,000
Comerica Securities, Inc.	15,000
Commerzbank Capital Markets Corp.	15,000
Harris Nesbitt Corp.	15,000
SG Americas Securities, LLC	15,000
SunTrust Capital Markets, Inc.	15,000

Total	6,000,000

        The underwriters have agreed to purchase all of the Series C Preferred Shares sold under the purchase agreement if any of the Series C Preferred Shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the Series C Preferred Shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Series C Preferred Shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

        The underwriters have advised us that they propose initially to offer the Series C Preferred Shares to the public at the initial public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $.50 per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $.45 per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

        The following table shows the public offering price, underwriting discount and proceeds before expenses to us.

	Per Share	Total
Public offering price	$25.00	$150,000,000
Underwriting discount	$.7875	$4,725,000
Proceeds, before expenses, to HRPT Properties Trust	$24.2125	$145,275,000

        The expenses of the offering, not including the underwriting discount, are estimated at $375,000 and are payable by us.

New York Stock Exchange Listing

        We will file an application to list the Series C Preferred Shares on the NYSE. If the application is approved, trading of the Series C Preferred Shares on the NYSE is expected to commence within 30 days after the initial delivery of the Series C Preferred Shares. The underwriters have advised us that they intend to make a market in the Series C Preferred Shares prior to the commencement of trading on the NYSE. The underwriters will have no obligation to make a market in the Series C Preferred Shares, however, and if they begin to make a market they may cease to do so at any time.

Price Stabilization and Short Positions

        Until the distribution of the Series C Preferred Shares is completed, rules of the SEC may limit the ability of the underwriters to bid for and purchase Series C Preferred Shares. However, the underwriters may engage in transactions that stabilize the price of the Series C Preferred Shares, such as bids or purchases to peg, fix or maintain that price.

        If the underwriters create a short position in the Series C Preferred Shares in connection with this offering (i.e., if they sell more Series C Preferred Shares than are set forth on the cover page of this prospectus supplement), the underwriters may reduce that short position by purchasing shares in the open market. Purchases of Series C Preferred Shares to stabilize the price or to reduce a short position may cause the price of the Series C Preferred Shares to be higher than it might be in the absence of such purchases.

        Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Series C Preferred Shares. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

        In the ordinary course of their business, the underwriters and their affiliates have engaged in, and may in the future engage in, commercial banking and investment banking transactions with us. They have received and will receive customary fees and commissions on these transactions.

LEGAL MATTERS

        Venable LLP, Baltimore, Maryland, our Maryland counsel, will issue an opinion about the legality of the Series C Preferred Shares. Sullivan & Worcester LLP, Boston, Massachusetts, our lawyers, and Sidley Austin LLP, New York, New York, counsel to the underwriters in connection with this offering, will each also issue an opinion to the underwriters as to certain matters. Sullivan & Worcester LLP and Sidley Austin LLP will rely, as to certain matters of Maryland law, upon an opinion of Venable LLP. Sullivan & Worcester LLP and Venable LLP represent HPT, SNH and certain of their affiliates on various matters. Sullivan & Worcester LLP also represents Reit Management & Research LLC, our manager, and certain of its affiliates on various matters.

EXPERTS

        The consolidated financial statements of HRPT Properties Trust appearing in our Annual Report (Form 10-K) for the year ended December 31, 2004 (including schedules appearing therein), and HRPT Properties Trust's management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934, or the Exchange Act:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2004;

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

  •
  Our Current Reports on Form 8-K dated January 25, 2005, March 11, 2005, March 16, 2005, June 15, 2005, September 12, 2005, October 25, 2005 and February 2, 2006; and

  •
  The description of our 7 1/8% Series C Cumulative Redeemable Preferred Shares contained in our registration statement on Form 8-A dated February 2, 2006.

        We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement but before the termination of the offering of the Series C Preferred Shares:

  •
  Reports filed under Sections 13(a) and (c) of the Exchange Act;

  •
  Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders' meeting; and

  •
  Any reports filed under Section 15(d) of the Exchange Act.

        You may request a copy of any of the filings (excluding exhibits), at no cost, by writing or telephoning us at the following address:

Investor Relations
HRPT Properties Trust
400 Centre Street
Newton, Massachusetts 02458
(617) 332-3990

WHERE YOU CAN FIND MORE INFORMATION

        You may read and copy any material that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access our SEC filings over the Internet at the SEC's website at http://www.sec.gov.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

        STATEMENTS ARE CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS, AND THE DOCUMENTS INCORPORATED BY REFERENCE, THAT ARE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND FEDERAL SECURITIES LAWS. THESE STATEMENTS APPEAR IN A NUMBER OF PLACES IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS, AND THE DOCUMENTS INCORPORATED BY REFERENCE AND INCLUDE STATEMENTS REGARDING

  •
  THE SECURITY OF OUR RENTAL INCOME AND OUR LEASES,

  •
  THE CREDIT QUALITY OF OUR TENANTS,

  •
  THE LIKELIHOOD THAT OUR TENANTS WILL PAY RENT, RENEW LEASES, SIGN LONG TERM LEASES OR BE AFFECTED BY CYCLICAL ECONOMIC CONDITIONS,

  •
  OUR ACQUISITION OF PROPERTIES,

  •
  OUR ABILITY TO COMPETE EFFECTIVELY,

  •
  OUR ABILITY TO PAY INTEREST ON AND PRINCIPAL OF OUR DEBT AND MAKE DISTRIBUTIONS,

  •
  OUR POLICIES AND PLANS REGARDING INVESTMENTS AND FINANCINGS,

  •
  REPAYMENT OF, AND FUTURE AVAILABILITY OF BORROWINGS UNDER, OUR REVOLVING CREDIT FACILITY,

  •
  THE TAX TREATMENT OF OUR DISTRIBUTIONS,

  •
  OUR TAX STATUS AS A REAL ESTATE INVESTMENT TRUST,

  •
  THE REDEMPTION OF OUR SERIES A PREFERRED SHARES,

  •
  OUR ABILITY TO RAISE CAPITAL,

AND OTHER MATTERS. ALSO, WHENEVER WE USE WORDS SUCH AS "BELIEVE," "EXPECT," "ANTICIPATE," "INTEND," "PLAN," "ESTIMATE" OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD LOOKING STATEMENTS.

        ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY THE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. SUCH FACTORS INCLUDE, WITHOUT LIMITATION,

  •
  CHANGES IN THE ECONOMY AND THE CAPITAL MARKETS,

  •
  COMPETITION WITHIN THE REAL ESTATE INDUSTRY OR THOSE INDUSTRIES IN WHICH OUR TENANTS OPERATE, AND

  •
  CHANGES IN FEDERAL, STATE AND LOCAL LEGISLATION.

FOR EXAMPLE:

  •
  SOME OF OUR TENANTS MAY NOT RENEW EXPIRING LEASES, AND WE MAY BE UNABLE TO LOCATE NEW TENANTS TO MAINTAIN THE HISTORICAL OCCUPANCY RATES OF OUR PROPERTIES,

  •
  RENTS THAT WE CAN CHARGE AT OUR PROPERTIES MAY DECLINE,

  •
  OUR TENANTS MAY EXPERIENCE LOSSES AND BECOME UNABLE TO PAY OUR RENTS, AND

  •
  WE MAY BE UNABLE TO IDENTIFY PROPERTIES WHICH WE WANT TO BUY OR TO NEGOTIATE ACCEPTABLE PURCHASE PRICES.

        THESE RESULTS COULD OCCUR DUE TO MANY DIFFERENT CIRCUMSTANCES, SOME OF WHICH, SUCH AS CHANGES IN OUR TENANTS' FINANCIAL CONDITIONS OR NEEDS FOR OFFICE SPACE, OR CHANGES IN THE CAPITAL MARKETS OR THE ECONOMY GENERALLY, ARE BEYOND OUR CONTROL. SIMILARLY, OUR IMPLEMENTATION OF FAS 141 HAS REQUIRED US TO MAKE JUDGMENTS ABOUT THE ALLOCATION OF THE PURCHASE PRICES OF OUR PROPERTIES WHICH AFFECT OUR FINANCIAL STATEMENTS, INCLUDING FUTURE INCOME; THESE JUDGMENTS ARE BASED UPON OUR ESTIMATES, BELIEFS AND EXPECTATIONS ABOUT VACANT BUILDING VALUES AND RENTAL RATES, BUT SUCH ESTIMATES, BELIEFS AND EXPECTATIONS MAY PROVE TO BE INACCURATE. THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE IDENTIFY OTHER IMPORTANT FACTORS THAT COULD CAUSE SUCH DIFFERENCES.

        FORWARD LOOKING STATEMENTS ARE ONLY EXPRESSIONS OF OUR PRESENT EXPECTATIONS AND INTENTIONS. FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. YOU SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS. WE UNDERTAKE NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

STATEMENT CONCERNING LIMITED LIABILITY

        THE AMENDED AND RESTATED DECLARATION OF TRUST ESTABLISHING HRP, DATED JULY 1, 1994, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS AND SUPPLEMENTS THERETO, IS DULY FILED IN THE OFFICE OF THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT THE NAME "HRPT PROPERTIES TRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION OF TRUST, AS SO AMENDED AND SUPPLEMENTED, COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF HRP SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, HRP. ALL PERSONS DEALING WITH HRP, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF HRP FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

PROSPECTUS

$2,700,000,000

HRPT Properties Trust

Debt Securities, Preferred Shares of Beneficial Interest, Depositary
Shares, Common Shares of Beneficial Interest and Warrants

        We may offer and sell, from time to time, in one or more offerings:

    •
    common shares;

    •
    preferred shares;

    •
    debt securities;

    •
    warrants; and

    •
    depositary shares.

These securities may be offered and sold separately or together in units with other securities described in this prospectus. Our debt securities may be senior or subordinated.

        The securities described in this prospectus offered by us may be issued in one or more series or issuances. The total offering price of these securities, in the aggregate, will not exceed $2,700,000,000. We will provide the specific terms of any securities we actually offer in supplements to this prospectus. You should carefully read this prospectus and the supplements before you decide to invest in any of these securities.

        The applicable prospectus supplement will also contain information, where applicable, about United States federal income tax considerations and any listing on a securities exchange. Our common shares are listed on the New York Stock Exchange under the symbol "HRP."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

        Our principal executive office is at 400 Centre Street, Newton, Massachusetts 02458, and our telephone number is (617) 332-3990.

The date of this prospectus is June 28, 2004.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus from time to time in one of more offerings up to a total amount of proceeds of $2,700,000,000.

        This prospectus provides you only with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" and "Documents Incorporated By Reference."

        You should rely only on the information incorporated by reference or provided in this document. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer of these securities in any jurisdiction where it is unlawful. You should assume that the information in this prospectus, as well as the information we have previously filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date of the documents containing the information.

        References in this prospectus to "we," "us," "our" or "HRPT" mean HRPT Properties Trust.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        We have made and incorporated by reference statements in this document that constitute "forward-looking statements" as that term is defined in the federal securities laws. These forward-looking statements concern:

  •
  our ability to lease our properties to tenants;

  •
  our tenants' ability to pay rents to us;

  •
  our ability to purchase additional properties;

  •
  the performance of our tenants and properties;

  •
  our ability to pay interest and debt principal and make distributions;

  •
  our policies and plans regarding investments and financings;

  •
  our tax status as a real estate investment trust; and

  •
  our ability to raise capital or other sources of funds.

When we use words such as "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements.

        Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including:

  •
  changes in the economy and the capital markets;

  •
  competition within the real estate industry or those industries in which our tenants operate; and

  •
  changes in federal, state and local legislation.

        Other important factors are identified in our Annual Report on Form 10-K which is incorporated into this prospectus, including under the headings "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements, except as required by applicable law.

iii

HRPT PROPERTIES TRUST

        We are organized as a Maryland real estate investment trust under the Maryland REIT Law, and our primary business is the ownership and operation of real estate, including office buildings and leased industrial land. At June 28, 2004, we had investments in 243 properties, totaling $4.0 billion at cost, that were leased to over 1,000 tenants and owned 15.2% and 6.0% of the common shares of Senior Housing Properties Trust and Hospitality Properties Trust, respectively. At June 28, 2004, Senior Housing owned 150 senior housing properties and Hospitality Properties owned 285 hotels.

USE OF PROCEEDS

        Unless otherwise described in a prospectus supplement, we intend to use the net proceeds from the sale of any securities under this prospectus for general business purposes, which may include acquiring and investing in additional properties and the repayment of borrowings under our credit facility or other debt. Until the proceeds from a sale of securities by us are applied to their intended purposes, they will be invested in short-term investments, including repurchase agreements, some or all of which may not be investment grade.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our consolidated ratios of earnings to fixed charges and preferred dividends for the periods indicated:

		Fiscal Year Ended December 31,
	Three Months Ended March 31, 2004
		2003	2002	2001	2000	1999
Ratio of earnings to fixed charges	2.2x	2.2x	2.3x	2.2x	2.3x	2.5x
Ratio of earnings to combined fixed charges and preferred distributions	1.6x	1.5x	1.7x	1.9x	2.3x	2.5x

        For purposes of calculating the ratios above, earnings have been calculated by subtracting capitalized interest and adding fixed charges and distributions from equity investments to income before equity in earnings of equity investments and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, if any, and amortization of debt discounts and deferred financing costs, whether expensed or capitalized.

DESCRIPTION OF DEBT SECURITIES

        The debt securities sold under this prospectus will be our direct obligations, which may be secured or unsecured, and which may be senior or subordinated indebtedness. Our senior unsecured debt securities will be issued under the Indenture, dated as of July 9, 1997, between us and U.S. Bank National Association (as successor trustee to State Street Bank and Trust Company), as it may be amended, supplemented, or otherwise modified from time to time, or under one or more other indentures between us and that trust company or another trustee. Our other debt securities will be issued under one or more indentures between us and a trustee. Any indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to any indentures and the debt securities to be issued under the indentures are summaries of certain anticipated provisions of the indentures and are not complete.

        The following is a summary of the material terms of our debt securities. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the forms of indentures which we have filed as exhibits to the registration statement of which this prospectus is part. We will file any final indentures and supplemental indentures if we issue debt securities. See "Where You Can Find More Information." You may also review our July 9, 1997 senior debt indenture at the corporate trust offices of U.S. Bank National Association, One Federal

Street, 3rd Floor, Boston, Massachusetts 02110. This summary is also subject to and qualified by reference to the descriptions of the particular terms of your securities described in the applicable prospectus supplement.

General

        We may issue debt securities that rank "senior" or "subordinated." The debt securities that we refer to as "senior" will be our direct obligations and will rank equally and ratably in right of payment with our other indebtedness not subordinated. We may issue debt securities that will be subordinated in right of payment to the prior payment in full of senior debt, as defined in the applicable prospectus supplement, and may rank equally and ratably with the other subordinated indebtedness. We refer to these as "subordinated" securities. We have filed with the registration statement of which this prospectus is a part two separate forms of indenture, one for the senior securities and one for the subordinated securities.

        We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as we establish in one or more supplemental indentures. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of the series, for issuances of additional securities of that series.

        We anticipate that any indenture will provide that we may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and we may appoint a successor trustee to act with respect to that series.

        The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

  •
  the title and series designation and whether they are senior securities or subordinated securities;

  •
  the aggregate principal amount of the securities;

  •
  the percentage of the principal amount at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon maturity of the debt securities;

  •
  if convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

  •
  the stated maturity date;

  •
  any fixed or variable interest rate or rates per annum;

  •
  the place where principal, premium, if any, and interest will be payable and where the debt securities can be surrendered for transfer, exchange or conversion;

  •
  the date from which interest may accrue and any interest payment dates;

  •
  any sinking fund requirements;

  •
  any provisions for redemption, including the redemption price and any remarketing arrangements;

  •
  whether the securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

  •
  whether the amount of payments of principal of or premium, if any, or interest on the debt securities may be determined with reference to an index, formula or other method and the manner in which such amounts shall be determined;

  •
  the events of default and covenants of such securities, to the extent different from or in addition to those described in this prospectus;

  •
  whether we will issue the debt securities in certificated or book-entry form;

  •
  whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

  •
  whether we will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

  •
  the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

  •
  whether we will pay additional amounts on the securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities instead of making this payment;

  •
  the subordination provisions, if any, relating to the debt securities; and

  •
  if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for them to be authenticated and delivered.

        We may issue debt securities at less than the principal amount payable at maturity. We refer to these securities as "original issue discount" securities. If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

        Except as may be described in any prospectus supplement, an indenture will not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should review carefully the applicable prospectus supplement for information with respect to events of default and covenants applicable to the securities being offered.

Denominations, Interest, Registration and Transfer

        Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.

        Unless otherwise specified in the applicable prospectus supplement, we will pay the interest, principal and any premium at the corporate trust office of the trustee. At our option, however, we may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

        If we do not punctually pay or otherwise provide for interest on any interest payment date, the defaulted interest will be paid either:

  •
  to the person in whose name the debt security is registered at the close of business on a special record date the trustee will fix; or

  •
  in any other lawful manner, all as the applicable indenture describes.

        You may have your debt securities divided into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. We call this an "exchange."

        You may exchange or transfer debt securities at the office of the applicable trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the "registrar." It will also perform transfers.

        You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The security registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

Merger, Consolidation or Sale of Assets

        Under any indenture, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless the following conditions are met:

  •
  If we merge out of existence or sell all our assets, the other company must be an entity organized under the laws of a state or the District of Columbia or under federal law and must agree to be legally responsible for our debt securities; and

  •
  Immediately after the merger, sale of assets or other transaction, we may not be in default on our debt securities. A default for this purpose would include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

Certain Covenants

        Existence.    Except as permitted as described above under "—Merger, Consolidation or Sale of Assets," we will agree to do all things necessary to preserve and keep our trust existence, rights and franchises provided that it is in our best interests for the conduct of business.

        Provisions of Financial Information.    Whether or not we remain required to do so under the Securities Exchange Act of 1934, as amended, to the extent permitted by law, we will agree to file all annual, quarterly and other reports and financial statements with the SEC and an indenture trustee on or before the applicable SEC filing dates as if we were required to do so.

        Additional Covenants.    Any additional or different covenants or modifications to the foregoing covenants with respect to any series of debt securities, will be described in the applicable prospectus supplement.

Events of Default and Related Matters

        Events of Default.    The term "event of default" for any series of debt securities means any of the following:

  •
  We do not pay the principal or any premium on a debt security of that series when it becomes due upon its maturity date;

  •
  We do not pay interest on a debt security of that series within 30 days after its due date;

  •
  We do not deposit any sinking fund payment for that series when due;

  •
  We remain in breach of any other term of the applicable indenture (other than a term added to the indenture solely for the benefit of other series) for 60 days after we receive a notice of default stating we are in breach. Either the trustee or holders of more than 50% in principal amount of debt securities of the affected series may send the notice;

  •
  We default under any of our other indebtedness in an aggregate principal amount exceeding a specified dollar amount after the expiration of any applicable grace period, which default results in the acceleration of the maturity of such indebtedness. Such default is not an event of default if the other indebtedness is discharged, or the acceleration is rescinded or annulled, within a period of 10 days after we receive notice specifying the default and requiring that we discharge the other indebtedness or cause the acceleration to be rescinded or annulled. Either the trustee or the holders of more than 50% in principal amount of debt securities of the affected series may send the notice;

  •
  We or one of our "significant subsidiaries," if any, files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur; or

  •
  Any other event of default described in the applicable prospectus supplement occurs.

        The term "significant subsidiary" means each of our significant subsidiaries, if any, as defined in Regulation S-X under the Securities Act of 1933, as amended.

        Remedies if an Event of Default Occurs.    If an event of default has occurred and has not been cured, the trustee or the holders of at least a majority in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.

        The trustee will be required to give notice to the holders of debt securities within 90 days after a default under the applicable indenture unless the default has been cured or waived. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except a default in the payment of the principal of or interest on any debt security of that series, if specified responsible officers of the trustee in good faith determine that withholding the notice is in the interest of the holders.

        Except in cases of default where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. We refer to this as an "indemnity." If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

        Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

  •
  You must give the trustee written notice that an event of default has occurred and remains uncured;

  •
  The holders of at least a majority in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

  •
  The trustee must have not taken action for 60 days after receipt of the notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.

        Every year we will furnish to the trustee a written statement by certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.

Modification of an Indenture

        There are three types of changes we can make to the indentures and the debt securities:

        Changes Requiring Your Approval.    First, there are changes we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

  •
  change the stated maturity of the principal or interest on a debt security;

  •
  reduce any amounts due on a debt security or the rate of interest;

  •
  reduce the amount of any premium due upon redemption;

  •
  reduce the amount of principal of an original issue discount security payable upon acceleration of its maturity, or adversely affect any right of repayment at the option of the holder of such securities;

  •
  change the payment or currency of payment on a debt security;

  •
  change the place of payment;

  •
  impair your right to sue for payment;

  •
  reduce the percentage of holders of debt securities whose consent is needed to modify or amend an indenture;

  •
  reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of an indenture or certain defaults and their consequences;

  •
  reduce the voting or quorum requirements;

  •
  modify or waive any provisions relating to default or event of default in the payment of principal of or premium, if any, or interest on the debt securities; or

  •
  modify any of the foregoing provisions.

        Changes Requiring a Majority Vote.    The second type of change to an indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not materially adversely affect holders of the debt securities. We require the same vote to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of an indenture or the debt securities listed in the first category described above under "—Changes Requiring Your Approval" unless we obtain your individual consent to the waiver.

        Changes Not Requiring Approval.    The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not materially adversely affect holders of the debt securities.

        Further Details Concerning Voting.    Debt securities are not considered outstanding, and therefore the holders thereof are not eligible to vote if we have deposited or set aside in trust for you money for their payment or redemption or if we or one of our affiliates own them. The holders of debt securities are also not eligible to vote if they have been fully defeased as described immediately below under "—Discharge, Defeasance and Covenant Defeasance—Full Defeasance." For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

Discharge, Defeasance and Covenant Defeasance

        Discharge.    We may discharge some obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.

        Full Defeasance.    We can, under particular circumstances, effect a full defeasance of your series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if, among other things, we put in place the arrangements described below to repay you and deliver certain certificates and opinions to the trustee:

  •
  We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money or U.S. government or U.S. government agency notes or bonds (or, in some circumstances, depositary receipts representing these notes or bonds) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

  •
  The current federal tax law must be changed or an IRS ruling must be issued permitting the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal income tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us; and

  •
  We must deliver to the trustee a legal opinion confirming the tax law change or IRS ruling described above.

        If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. You would also be released from any subordination provisions.

        Notwithstanding the foregoing, the following rights and obligations will survive full defeasance:

  •
  your rights to receive payments from the trust when payments are due;

  •
  our obligations relating to registration and transfer of securities and lost or mutilated certificates; and

  •
  our obligations to maintain a payment office and to hold moneys for payment in trust.

        Covenant Defeasance.    Under current federal income tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called "covenant defeasance." In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and you would be released from any subordination provisions.

        If we accomplish covenant defeasance, the following provisions of an indenture and the debt securities would no longer apply:

  •
  any covenants applicable to the series of debt securities and described in the applicable prospectus supplement;

  •
  any subordination provisions; and

  •
  certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

        If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if a shortfall in the trust deposit occurred. If one of the remaining events of default occurs, for example, our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

        Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance (1) a holder elects to receive payment in a currency other than that in which the deposit has been made, or (2) a "Conversion Event" occurs in respect of the currency in which the deposit has been made, the indebtedness represented by that debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on the debt security as they become due out of the proceeds yielded by converting the amount deposited in trust into the currency, currency unit or composite currency in which that debt security becomes payable as a result of the holder's election or the "Conversion Event" based on the applicable market exchange rate.

        A "Conversion Event" means the cessation of use of:

  •
  a currency, currency unit or composite currency both by the government of the country that issued the currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community; or

  •
  any currency unit or composite currency for the purposes for which it was established.

        Unless otherwise provided in the applicable prospectus supplement, all payments of principal of (and premium, if any) and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance will be made in U.S. dollars.

Meetings of Holders

        A meeting of the holders of debt securities may be called at any time by the trustee, and also, upon request, by us or the holders of at least 25% in principal amount of the outstanding debt securities, upon notice given as provided in the indenture. Except for any consent or other action that must be specifically given by the holder of each debt security any resolution presented at a meeting at which a quorum is present may be adopted by a majority vote of the outstanding debt securities. Any resolution that may be made by the holders of less than a majority of the outstanding debt securities may be adopted at a meeting at which a quorum is present by the affirmative vote of the holders of such specified percentage. Any resolution passed or decision taken at any meeting of holders of debt securities duly held in accordance with the applicable indenture will be binding on all holders of the debt securities of that series. The quorum at any meeting called to adopt a resolution will be persons representing a majority in principal amount of the outstanding debt securities. However, if any action is to be taken at a meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities will constitute a quorum.

        If any action is to be taken at a meeting of holders of debt securities of any series with respect to any consent, waiver or other action that such indenture expressly provides may be made, given or taken by the holders of such series and one or more additional series: (1) there will be no minimum quorum requirement for such meeting and (2) the principal amount of the outstanding debt securities of that series that vote in favor of such consent, waiver or other action will be taken into account in determining whether such consent, waiver or other action has been made, given or taken under the indenture.

Conversion Rights

        The terms and conditions, if any, upon which the debt securities are convertible into common or preferred shares will be set forth in the applicable prospectus supplement. Such terms will include whether the debt securities are convertible into common or preferred shares, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities and any restrictions on conversion, including restrictions directed at maintaining our REIT status under the Internal Revenue Code of 1986, as amended.

Subordination

        We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which any series of subordinated securities is subordinated to debt securities of another series or to our other indebtedness. The terms will include a description of:

  •
  the indebtedness ranking senior to the debt securities being offered;

  •
  the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

  •
  the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

  •
  provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

Global Securities

        If so set forth in the applicable prospectus supplement, we may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement.

DESCRIPTION OF COMMON SHARES

        Our declaration of trust authorizes us to issue up to an aggregate of 250,000,000 shares of beneficial interest, including 200,000,000 common shares, par value $.01 per share, and 50,000,000 preferred shares, par value $.01 per share, 9,200,000 of which are designated as Series A Cumulative Redeemable Preferred Shares, and 12,650,000 of which are designated as Series B Cumulative Redeemable Preferred Shares, and authorizes our board of trustees to determine, at any time and from time to time the number of authorized shares of beneficial interest, as described below. As of June 28, 2004, we had 177,278,425 common shares issued and outstanding, 8,000,000 Series A Cumulative Redeemable Preferred Shares issued and outstanding as described below under "Description of Preferred Shares—Series A Cumulative Redeemable Preferred Shares" and 12,000,000 Series B Cumulative Redeemable Preferred Shares issued and outstanding as described below under "Description of Preferred Shares—Series B Cumulative Redeemable Preferred Shares."    In connection with the adoption of our shareholders' rights plan, our board of trustees established an authorized class of 2,000,000 preferred shares, par value $.01 per share, described more fully below under "Description of Preferred Shares—Junior Participating Preferred Shares." As of the date of this prospectus no other class or series of preferred shares had been established.

        The following is a summary description of the material terms of our common shares of beneficial interest. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our declaration of trust and bylaws, copies of which have been filed with the SEC. See "Where You Can Find More Information." This summary is also subject to and qualified by reference to the description of the particular terms of your securities described in the applicable prospectus supplement.

        Our declaration of trust contains a provision permitting our board of trustees, without any action by our shareholders, to amend the declaration of trust to increase or decrease the total number of shares of beneficial interest, to issue new and different classes of shares in any amount or to reclassify any unissued shares into other classes or series of classes that we choose. We believe that giving these powers to our board of trustees will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other business needs which might arise. Although our board of trustees has no intention at the present time of doing so, it could authorize us to issue a new class or series that could, depending upon the terms of the class or series, delay, defer or prevent a change in control.

        Except as otherwise described in the applicable prospectus supplement, all of our common shares are entitled to the following, subject to the preferential rights of any other class or series of shares which may be issued and to the provisions of our declaration of trust regarding the restriction of the ownership of shares of beneficial interest:

  •
  to receive distributions on our shares if, as and when authorized by our board of trustees and declared by us out of assets legally available for distribution; and

  •
  to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

        Subject to the provisions of our declaration of trust regarding the restriction on the transfer of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. However, holders of common shares will not have cumulative voting rights in the election of trustees.

        Holders of common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights. Shareholders will have no preemptive rights to subscribe for any of our securities.

        For other information with respect to our shares, including effects that provisions in our declaration of trust and bylaws may have in delaying, deferring or preventing a change in our control, see "Description of Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws" below.

DESCRIPTION OF PREFERRED SHARES

Preferred Shares

        The following is a summary description of the material terms of our preferred shares of beneficial interest. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our declaration of trust and bylaws, copies of which have been filed with the SEC. See "Where You Can Find More Information." This summary is also subject to and qualified by reference to the description of the particular terms of our securities described in the applicable prospectus supplement.

        General.    Our board of trustees will determine the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of our authorized and unissued preferred shares. These may include:

  •
  the distinctive designation of each series and the number of shares that will constitute the series;

  •
  the voting rights, if any, of shares of the series;

  •
  the distribution rate on the shares of the series, any restriction, limitation or condition upon the payment of the distribution, whether distributions will be cumulative, and the dates on which distributions accumulate and are payable;

  •
  the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

  •
  the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

  •
  any preferential amount payable upon shares of the series upon our liquidation or the distribution of our assets;

  •
  if the shares are convertible, the price or rates of conversion at which, and the terms and conditions on which, the shares of the series may be converted into other securities; and

  •
  whether the series can be exchanged, at our option, into debt securities, and the terms and conditions of any permitted exchange.

        The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could discourage an unsolicited acquisition proposal. In addition, the rights of holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that we may issue in the future.

        The following describes some general terms and provisions of the preferred shares to which a prospectus supplement may relate. The statements below describing the preferred shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our declaration of trust, including any applicable articles supplementary, and our bylaws.

        The prospectus supplement will describe the specific terms as to each issuance of preferred shares, including:

  •
  the description of the preferred shares;

  •
  the number of the preferred shares offered;

  •
  the voting rights, if any, of the holders of the preferred shares;

  •
  the offering price of the preferred shares;

  •
  the distribution rate, when distributions will be paid, or the method of determining the distribution rate if it is based on a formula or not otherwise fixed;

  •
  the date from which distributions on the preferred shares shall accumulate;

  •
  the provisions for any auctioning or remarketing, if any, of the preferred shares;

  •
  the provision, if any, for redemption or a sinking fund;

  •
  the liquidation preference per share;

  •
  any listing of the preferred shares on a securities exchange;

  •
  whether the preferred shares will be convertible and, if so, the security into which they are convertible and the terms and conditions of conversion, including the conversion price or the manner of determining it;

  •
  whether interests in the preferred shares will be represented by depositary shares as more fully described below under "Description of Depositary Shares;"

  •
  a discussion of federal income tax considerations;

  •
  the relative ranking and preferences of the preferred shares as to distribution and liquidation rights;

  •
  any limitations on issuance of any preferred shares ranking senior to or on a parity with the series of preferred shares being offered as to distribution and liquidation rights;

  •
  any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a real estate investment trust; and

  •
  any other specific preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the preferred shares.

        As described under "Description of Depositary Shares," we may, at our option, elect to offer depositary shares evidenced by depositary receipts. If we elect to do this, each depositary receipt will represent a fractional interest in a share of the particular series of the preferred shares issued and deposited with a depositary. The applicable prospectus supplement will specify that fractional interest.

Rank

        Unless our board of trustees otherwise determines and we so specify in the applicable prospectus supplement, we expect that the preferred shares will, with respect to distribution rights and rights upon liquidation or dissolution, rank senior to all our common shares.

Distributions

        Holders of preferred shares of each series will be entitled to receive cash and/or share distributions at the rates and on the dates shown in the applicable prospectus supplement. Even though the preferred shares may specify a fixed rate of distribution, our board of trustees must authorize and we must declare those distributions and they may be paid only out of assets legally available for payment. We will pay each distribution to holders of record as they appear on our share transfer books on the record dates fixed by our board of trustees. In the case of preferred shares represented by depositary receipts, the records of the depositary referred to under "Description of Depositary Shares" will determine the persons to whom distributions are payable.

        Distributions on any series of preferred shares may be cumulative or noncumulative, as provided in the applicable prospectus supplement. We refer to each particular series, for ease of reference, as the applicable series. Cumulative distributions will be cumulative from and after the date shown in the applicable prospectus supplement. If our board of trustees fails to authorize a distribution on any applicable series that is noncumulative, the holders will have no right to receive, and we will have no obligation to pay, a distribution in respect of the applicable distribution period, whether or not distributions on that series are declared payable in the future.

        If the applicable series is entitled to a cumulative distribution, we may not declare, or pay or set aside for payment, any full distributions on any other series of preferred shares ranking, as to distributions, on a parity with or junior to the applicable series, unless we declare, and either pay or set aside for payment, full cumulative distributions on the applicable series for all past distribution periods and the then current distribution period. If the applicable series does not have a cumulative distribution, we must declare, and pay or set aside for payment, full distributions for the then current distribution period only. When distributions are not paid, or set aside for payment, in full upon any applicable series and the shares of any other series ranking on a parity as to distributions with the applicable series, we must declare, and pay or set aside for payment, all distributions upon the applicable series and any other parity series proportionately, in accordance with accrued and unpaid distributions of the several series. For these purposes, accrued and unpaid distributions do not include unpaid distribution periods on noncumulative preferred shares. No interest will be payable in respect of any distribution payment that may be in arrears.

        Except as provided in the immediately preceding paragraph, unless we declare, and pay or set aside for payment, full cumulative distributions, including for the then current period, on any cumulative applicable series, we may not declare, or pay or set aside for payment, any distributions upon common shares or any other equity securities ranking junior to or on a parity with the applicable series as to distributions or upon liquidation. The foregoing restriction does not apply to distributions paid in common shares or other equity securities ranking junior to the applicable series as to distributions and upon liquidation. If the applicable series is noncumulative, we need only declare, and pay or set aside for payment, the distribution for the then current period, before declaring distributions on common shares or junior or parity securities. In addition, under the circumstances that we could not declare a distribution, we may not redeem, purchase or otherwise acquire for any consideration any common shares or other parity or junior equity securities, except upon conversion into or exchange for common shares or other junior equity securities. We may, however, make purchases and redemptions otherwise prohibited pursuant to certain redemptions or pro rata offers to purchase the outstanding shares of the applicable series and any other parity series of preferred shares.

        We will credit any distribution payment made on an applicable series first against the earliest accrued but unpaid distribution due with respect to the series.

Redemption

        We may have the right or may be required to redeem one or more series of preferred shares, as a whole or in part, in each case upon the terms, if any, and at the times and at the redemption prices shown in the applicable prospectus supplement.

        If a series of preferred shares is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price, and any other terms and conditions affecting the redemption. The redemption price will include all accrued and unpaid distributions, except in the case of noncumulative preferred shares. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of our issuance of shares of beneficial interest, the terms of the preferred shares may provide that, if no shares of beneficial interest shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred shares will automatically and mandatorily be converted into shares of beneficial interest pursuant to conversion provisions specified in the applicable prospectus supplement.

Liquidation Preference

        The applicable prospectus supplement will show the liquidation preference of the applicable series. Upon our voluntary or involuntary liquidation, before any distribution may be made to the holders of our common shares or any other shares of beneficial interest ranking junior in the distribution of assets upon any liquidation to the applicable series, the holders of that series will be entitled to receive, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, plus an amount equal to all distributions accrued and unpaid. In the case of a noncumulative applicable series, accrued and unpaid distributions include only the then current distribution period. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. If liquidating distributions shall have been made in full to all holders of preferred shares, our remaining assets will be distributed among the holders of any other shares of beneficial interest ranking junior to the preferred shares upon liquidation, according to their rights and preferences and in each case according to their number of shares.

        If, upon any voluntary or involuntary liquidation, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of that series and the corresponding amounts payable on all shares of beneficial interest ranking on a parity in the distribution of assets with that series, then the holders of that series and all other equally ranking shares of beneficial interest shall share ratably in the distribution in proportion to the full liquidating distributions to which they would otherwise be entitled.

        For these purposes, our consolidation or merger with or into any other trust or corporation or other entity, or the sale, lease or conveyance of all or substantially all of our property or business, will not be a liquidation.

Voting Rights

        Holders of our preferred shares will not have any voting rights, except as shown below or as otherwise from time to time specified in the applicable prospectus supplement.

        Unless otherwise specified in the applicable prospectus supplement, holders of our preferred shares (voting separately as a class with all other series of preferred shares with similar voting rights) will be entitled to elect two additional trustees to our board of trustees at our next annual meeting of shareholders and at each subsequent annual meeting if at any time distributions on the applicable series are in arrears for six consecutive quarterly periods. If the applicable series has a cumulative distribution, the right to elect additional trustees described in the preceding sentence shall remain in effect until we declare or pay and set aside for payment all distributions accrued and unpaid on the applicable series. If the applicable series does not have a cumulative distribution, the right to elect additional trustees described above shall remain in effect until we declare or pay and set aside for payment distributions accrued and unpaid on four consecutive quarterly periods on the applicable series. In the event the preferred shareholders are so entitled to elect trustees, the entire board of trustees will be increased by two trustees.

        Unless otherwise provided for in an applicable series, so long as any preferred shares are outstanding, we may not, without the affirmative vote or consent of a majority of the shares of each series of preferred shares outstanding at that time:

  •
  authorize, create or increase the authorized or issued amount of any class or series of shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

  •
  reclassify any authorized shares of beneficial interest into a series of shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

  •
  create, authorize or issue any security or obligation convertible into or evidencing the right to purchase any shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights; and

  •
  amend, alter or repeal the provisions of our declaration of trust or any articles supplementary relating to that series of preferred shares, whether by merger, consolidation or otherwise, that materially and adversely affects the series of preferred shares.

        The authorization, creation or increase of the authorized or issued amount of any class or series of shares of beneficial interest ranking on parity or junior to a series of preferred shares with respect to distribution and liquidation rights will not be deemed to materially and adversely affect that series.

        The foregoing voting provisions will not apply if all of the outstanding shares of the series of preferred with the right to vote have been redeemed or called for redemption and sufficient funds have been deposited in trust for the redemption either at or prior to the act triggering these voting rights.

        As more fully described under "Description of Depositary Shares" below, if we elect to issue depositary shares, each representing a fraction of a share of a series, each depositary will in effect be entitled to a fraction of a vote per depositary share.

Conversion Rights

        We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which you may, or we may require you to, convert shares of any series of preferred shares into common shares or any other class or series of shares of beneficial interest. The terms will include the number of common shares or other securities into which the preferred shares are convertible, the conversion price (or the manner of determining it), the conversion period, provisions as to whether conversion will be at the option of the holders of the series or at our option, the events requiring an adjustment of the conversion price, and provisions affecting conversion upon the redemption of shares of the series.

Our Exchange Rights

        We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which we can require you to exchange shares of any series of preferred shares for debt securities. If an exchange is required, you will receive debt securities with a principal amount equal to the liquidation preference of the applicable series of preferred shares. The other terms and provisions of the debt securities will not be materially less favorable to you than those of the series of preferred shares being exchanged.

Series A Cumulative Redeemable Preferred Shares

        On February 16, 2001, we issued and sold 8,000,000 shares of a new series of preferred shares, the 9 7/8% Series A Cumulative Redeemable Preferred Shares, in a public offering. The price to the public was $25 per share.

        The following is a summary description of the material terms of those Series A preferred shares. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our declaration of trust and bylaws, copies of which have been filed with the SEC. See "Where You Can Find More Information."

        Holders of Series A preferred shares are entitled to receive cumulative cash dividends at a rate of 9 7/8% per year of the $25 per share liquidation preference (equivalent to $2.46875 per year per share). Distributions on the Series A preferred shares are payable quarterly in arrears on the 15th day of each February, May, August and November or, if not a business day, the next business day. Dividends on the Series A preferred shares are cumulative. The Series A preferred shares rank senior to our common shares with respect to the payment of dividends and on a parity with each of our other series or classes of preferred shares, including our Series B preferred shares. The Series A preferred shares do not have any maturity date, and we are not required to redeem the Series A preferred shares. We may not redeem the Series A preferred shares prior to February 22, 2006, except in limited circumstances relating to our continuing qualification as a Maryland real estate investment trust. On and after February 22, 2006, we may, at our option, redeem the Series A preferred shares, in whole or from time to time in part, by payment of $25 per share, plus accrued and unpaid distributions through and including the date of redemption.

        If we liquidate, dissolve or wind up, holders of the Series A preferred shares will have the right to receive $25 per share, plus accrued and unpaid distributions through the date of payment, before any payments are made to the holders of our common shares and any other shares of beneficial interest ranking junior to the Series A preferred shares as to liquidation rights. The rights of the holders of the Series A preferred shares to receive their liquidation preference will be subject to the proportionate rights of each other series or class of shares ranking on a parity with the Series A preferred shares, including our Series B preferred shares. See "—Series B Cumulative Redeemable Preferred Shares." Holders of any series of our preferred shares, including the Series A preferred shares, generally have no voting rights. However, if we do not pay distributions on the Series A preferred shares for six or more quarterly periods (whether or not consecutive), the holders of the Series A preferred shares, voting together with the holders of any other class or series of our preferred shares which has similar voting rights, including our Series B preferred shares, will be entitled to vote for the election of two additional trustees to serve on our board of trustees until we pay all distributions which we owe on our preferred shares. In addition, the affirmative vote of the holders of at least two-thirds of the Series A preferred shares is required for us to authorize, create or increase the capital shares ranking senior to the Series A preferred shares or to amend our declaration of trust in a manner that materially and adversely affects the rights, preferences, privileges or voting powers of the Series A preferred shares. The Series A preferred shares are not convertible into or exchangeable for any other securities or property.

Series B Cumulative Redeemable Preferred Shares

        On September 6, 2002, we issued and sold 12,000,000 shares of a new series of preferred shares, the 8 3/4% Series B Cumulative Redeemable Preferred Shares, in a public offering. The price to the public was $25 per share.

        The following is a summary description of the material terms of those Series B preferred shares. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our declaration of trust and bylaws, copies of which have been filed with the SEC. See "Where You Can Find More Information."

        Holders of Series B preferred shares are entitled to receive cumulative cash dividends at a rate of 8 3/4% per year of the $25 per share liquidation preference (equivalent to $2.1875 per year per share). Distributions on the Series B preferred shares are payable quarterly in arrears on the 15th day of each February, May, August and November or, if not a business day, the next business day. Dividends on the Series B preferred shares are cumulative. The Series B preferred shares rank senior to our common shares with respect to the payment of dividends and on a parity with each of our other series or classes of preferred shares, including our Series A preferred shares. The Series B preferred shares do not have any maturity date, and we are not required to redeem the Series B preferred shares. We may not redeem the Series B preferred shares prior to September 12, 2007, except in limited circumstances relating to our continuing qualification as a Maryland real estate investment trust. On and after September 12, 2007, we may, at our option, redeem the Series B preferred shares, in whole or from time to time in part, by payment of $25 per share, plus accrued and unpaid distributions through and including the date of redemption.

        If we liquidate, dissolve or wind up, holders of the Series B preferred shares will have the right to receive $25 per share, plus accrued and unpaid distributions through the date of payment, before any payments are made to the holders of our common shares and any other shares of beneficial interest ranking junior to the Series B preferred shares as to liquidation rights. The rights of the holders of the Series B preferred shares to receive their liquidation preference will be subject to the proportionate rights of each other series or class of shares ranking on a parity with the Series B preferred shares, including our Series A preferred shares. See "—Series A Cumulative Redeemable Preferred Shares." Holders of any series of our preferred shares, including the Series B preferred shares, generally have no voting rights. However, if we do not pay distributions on the Series B preferred shares for six or more quarterly periods (whether or not consecutive), the holders of the Series B preferred shares, voting together with the holders of any other class or series of our preferred shares which has similar voting rights, including our Series A preferred shares, will be entitled to vote for the election of two additional trustees to serve on our board of trustees until we pay all distributions which we owe on our preferred shares. In addition, the affirmative vote of the holders of at least two-thirds of the Series B preferred shares is required for us to authorize, create or increase the capital shares ranking senior to the Series B preferred shares or to amend our declaration of trust in a manner that materially and adversely affects the rights, preferences, privileges or voting powers of the Series B preferred shares. The Series B preferred shares are not convertible into or exchangeable for any other securities or property.

Junior Participating Preferred Shares

        In connection with the adoption of our shareholders rights plan, our trustees have established an authorized but unissued class of 2,000,000 preferred shares. See "Description of Certain Provisions of Maryland law and of Our Declaration of Trust and Bylaws—Rights Plan," for a summary of the shareholders' rights plan. Certain preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of our junior participating preferred shares, when and if issued, are described below.

        The following is a summary description of the material terms of the junior participating preferred shares. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our declaration of trust and bylaws, copies of which have been filed with the SEC. See "Where You Can Find More Information."

        The holder of each junior participating preferred share is entitled to quarterly dividends in the greater amount of $5.00 or 100 times the quarterly per share dividend, whether cash or otherwise, declared upon our common shares. Dividends on the junior participating preferred shares are cumulative. Whenever dividends on the junior participating preferred shares are in arrears, we may not declare or pay dividends, make other distributions on, or redeem or repurchase our common shares or other shares ranking junior to the junior participating preferred shares. If we fail to pay such dividends for six quarters, the holders of the junior participating preferred shares will be entitled to elect two trustees.

        The holder of each junior participating preferred share is entitled to 100 votes on all matters submitted to a vote of the shareholders, voting (unless otherwise provided in our declaration of trust or bylaws) together with holders of our common shares as one class. The junior participating preferred shares are not redeemable. Upon our liquidation, dissolution or winding up, the holders of our junior participating preferred shares are entitled to a liquidation preference of $100 per share plus the amount of any accrued and unpaid dividends, prior to payment of any distribution in respect of our common shares or any other shares ranking junior to the junior participating preferred shares. Following payment of this liquidation preference, the holders of junior participating preferred shares are not entitled to further distributions until the holders of our common shares have received an amount per share equal to the liquidation preference paid on the junior participating preferred shares divided by 100, adjusted to reflect events such as share splits, share dividends and recapitalizations affecting our common shares. Following the full payment of this amount to the common shareholders, holders of junior participating preferred shares are entitled to participate proportionately on a per share basis with holders of our common shares in the distribution of the remaining assets to be distributed in respect of shares in the ratio of one one hundredth of the liquidation preference to one, respectively. The preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the junior participating preferred shares are subject to the superior preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of our Series A preferred shares and our Series B preferred shares and any other senior series or class of our preferred shares which the board of trustees shall, from time to time, authorize and issue.

DESCRIPTION OF DEPOSITARY SHARES

General

        The following is a summary of the material provisions of any deposit agreement and of the depositary shares and depositary receipts representing depositary shares. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the form of deposit agreement and depositary receipts which we will filed as exhibits to the registration statement of which this prospectus is part prior to an offering of depositary shares. See "Where You Can Find More Information." This summary is also subject to and qualified by reference to the descriptions of the particular terms of your securities described in the applicable prospectus supplement.

        We may, at our option, elect to offer fractional interests in shares of preferred shares, rather than shares of preferred shares. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. Preferred shares of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will show the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the distribution, voting, conversion, redemption, liquidation and other rights and preferences of the preferred shares represented by those depositary shares.

        Depositary receipts issued pursuant to the applicable deposit agreement will evidence ownership of depositary shares. Upon surrender of depositary receipts at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, a holder of depositary shares will be entitled to receive the preferred shares underlying the surrendered depositary receipts.

Distributions

        A depositary will be required to distribute all cash distributions received in respect of the applicable preferred shares to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders. Fractions will be rounded down to the nearest whole cent.

        If the distribution is other than in cash, a depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, unless the depositary determines that it is not feasible to make the distribution. In that case, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

        Depositary shares that represent preferred shares converted or exchanged will not be entitled to distributions. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the preferred shares will be made available to holders of depositary shares. All distributions will be subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

Withdrawal of Preferred Shares

        You may receive the number of whole shares of your series of preferred shares and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Partial shares of preferred shares will not be issued. If the depositary shares that you surrender exceed the number of depositary shares that represent the number of whole preferred shares you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your preferred shares, you will not be entitled to re-deposit those preferred shares under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn preferred shares.

Redemption of Depositary Shares

        If we redeem a series of the preferred shares underlying the depositary shares, the depositary will redeem those shares from the proceeds received by it. The depositary will mail notice of redemption not less than 30 and not more than 60 days before the date fixed for redemption to the record holders of the depositary receipts evidencing the depositary shares we are redeeming at their addresses appearing in the depositary's books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred shares. The redemption date for depositary shares will be the same as that of the preferred shares. If we are redeeming less than all of the depositary shares, the depositary will select the depositary shares we are redeeming by lot or pro rata as the depositary may determine.

        After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. All rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.

Voting of the Preferred Shares

        Upon receipt of notice of any meeting at which the holders of the applicable preferred shares are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the applicable depositary receipts. Each record holder of depositary receipts on the record date, which will be the same date as the record date, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred shares represented by the holder's depositary shares. The depositary will try, as practical, to vote the shares as you instruct. We will agree to take all reasonable action that the depositary deems necessary in order to enable it to do so. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares. The depositary will not be responsible for any failure to carry out an instruction to vote or for the effect of any such vote made so long as the action or inaction of the depositary is in good faith and is not the result of the depositary's gross negligence or willful misconduct.

Liquidation Preference

        Upon our liquidation, whether voluntary or involuntary, each holder of depositary shares will be entitled to the fraction of the liquidation preference accorded each preferred share represented by the depositary shares, as shown in the applicable prospectus supplement.

Conversion or Exchange of Preferred Shares

        The depositary shares will not themselves be convertible into or exchangeable for common shares, preferred shares or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions to it to instruct us to cause conversion of the preferred shares represented by the depositary shares. Similarly, if so specified in the applicable prospectus supplement, we may require you to surrender all of your depositary receipts to the applicable depositary upon our requiring the conversion or exchange of the preferred shares represented by the depositary shares into our debt securities. We will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of preferred shares to effect the conversion or exchange. If you are converting only a part of the depositary shares, the depositary will issue you a new depositary receipt for any unconverted depositary shares.

Taxation

        As owner of depositary shares, you will be treated for U.S. federal income tax purposes as if you were an owner of the series of preferred shares represented by the depositary shares. Therefore, you will be required to take into account for U.S. federal income tax purposes income and deductions to which you would be entitled if you were a holder of the underlying series of preferred shares. In addition:

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  no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred shares in exchange for depositary shares provided in the deposit agreement;

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  the tax basis of each preferred share to you as exchanging owner of depositary shares will, upon exchange, be the same as the aggregate tax basis of the depositary shares exchanged for the preferred shares; and

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  if you held the depositary shares as a capital asset at the time of the exchange for preferred shares, the holding period for the preferred shares will include the period during which you owned the depositary shares.

Amendment and Termination of a Deposit Agreement

        We and the applicable depositary are permitted to amend the provisions of the depositary receipts and the deposit agreement. However, the holders of at least a majority of the applicable depositary shares then outstanding must approve any amendment that adds or increases fees or charges or prejudices an important right of holders. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement, as amended.

        Any deposit agreement may be terminated by us upon not less than 30 days' prior written notice to the applicable depositary if (1) the termination is necessary to preserve our status as a Maryland real estate investment trust or (2) a majority of each series of preferred shares affected by the termination consents to the termination. When either event occurs, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred shares as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary receipts. In addition, a deposit agreement will automatically terminate if:

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  all depositary shares have been redeemed;

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  there shall have been a final distribution in respect of the related preferred shares in connection with our liquidation and the distribution has been made to the holders of depositary receipts evidencing the depositary shares underlying the preferred shares; or

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  each related preferred share shall have been converted or exchanged into securities not represented by depositary shares.

Charges of a Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, we will pay the fees and expenses of a depositary in connection with the initial deposit of the preferred shares and any redemption of preferred shares. However, holders of depositary receipts will pay any transfer or other governmental charges and the fees and expenses of a depositary for any duties the holders request to be performed that are outside of those expressly provided for in the applicable deposit agreement.

Resignation and Removal of Depositary

        A depositary may resign at any time by delivering to us notice of its election to do so. In addition, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A depositary must be a bank or trust company having its principal office in the United States that has a combined capital and surplus of at least $50 million.

Miscellaneous

        A depositary will be required to forward to holders of depositary receipts any reports and communications from us that it receives with respect to the related preferred shares. Holders of depository receipts will be able to inspect the transfer books of the depository and the list of holders of depositary receipts upon reasonable notice.

        Neither a depositary nor our company will be liable if it is prevented from or delayed in performing its obligations under a deposit agreement by law or any circumstances beyond its control.

Our obligations and those of the depositary under a deposit agreement will be limited to performing duties in good faith and without gross negligence or willful misconduct. Neither we nor any depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related preferred shares unless satisfactory indemnity is furnished. We and each depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting preferred shares for deposit, by holders of depositary receipts, or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.

        If a depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on the claims, requests or instructions received from us.

DESCRIPTION OF WARRANTS

        We may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, debt securities, preferred shares, depositary shares or common shares. We and a warrant agent will enter a warrant agreement pursuant to which the warrants will be issued. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We will file a copy of the forms of warrants and the warrant agreement with the SEC at or before the time of the offering of the applicable series of warrants.

        The following is a summary of the material terms of our warrants and the warrant agreement. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the forms of warrants and the warrant agreement which we will file as exhibits to the registration statement of which this prospectus is part. See "Where You Can Find More Information." This summary is also subject to and qualified by reference to the descriptions of the particular terms of our securities described in the applicable prospectus supplement.

        In the case of each series of warrants, the applicable prospectus supplement will describe the terms of the warrants being offered thereby. These include the following, if applicable:

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  the offering price;

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  the currencies in which such warrants are being offered;

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  the number of warrants offered;

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  the securities underlying the warrants;

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  the exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

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  the date on which the warrants will expire;

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  federal income tax consequences;

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  the rights, if any, we have to redeem the warrants;

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  the name of the warrant agent; and

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  the other terms of the warrants.

        Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

        The warrant agreement may be amended or supplemented without the consent of the holders of the warrants to which the amendment or supplement applies to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended thereby. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price, and the expiration date may not be altered without the consent of the holder of each warrant.

DESCRIPTION OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF
OUR DECLARATION OF TRUST AND BYLAWS

        We are organized as a Maryland real estate investment trust. The following is a summary of our declaration of trust and bylaws and several provisions of Maryland law. Because it is a summary, it does not contain all the information that may be important to you. If you want more information, you should read our entire declaration of trust and bylaws, copies of which we have previously filed with the SEC, or refer to the provisions of Maryland law.

Trustees

        Our declaration of trust and bylaws provide that only our board of trustees will establish the number of trustees, provided however that the tenure of office of a trustee will not be affected by any decrease in the number of trustees. Any vacancy on the board of trustees may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Any trustee elected to fill a vacancy will hold office for the remainder of the full term of the class of trustees in which the vacancy occurred and until a successor is elected and qualifies. Our bylaws require that a majority of our trustees be independent trustees except for temporary periods due to vacancies.

        Our declaration of trust divides our board of trustees into three classes. Shareholders elect our trustees of each class for three-year terms upon the expiration of their current terms. Shareholders elect only one class of trustees each year. We believe that classification of our board helps to assure the continuity of our business strategies and policies. There is no cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of our shares are able to elect all of the successors of the class of trustees whose terms expire at that meeting.

        The classified board provision could have the effect of making the replacement of our incumbent trustees more time consuming and difficult. At least two annual meetings of shareholders are generally required to effect a change in a majority of our board of trustees.

        Our declaration of trust provides that a trustee may be removed with or without cause by the affirmative vote of the holders of at least two-thirds of our shares entitled to be cast in the election of trustees. This provision precludes shareholders from removing our incumbent trustees unless they can obtain a substantial affirmative vote of shares.

Advance Notice of Trustee Nominations and New Business

        Our bylaws provide that nominations of persons for election to our board of trustees and business to be transacted at shareholder meetings may be properly brought pursuant to our notice of the meeting, by our board of trustees, or by a shareholder who is (i) a shareholder of record at the time of giving the advance notice and at the time of the meeting, (ii) entitled to vote at the meeting and (iii) has complied with the advance notice and other applicable terms and provisions set forth in our bylaws.

        Under our bylaws, a shareholder's notice of nominations for trustee or business to be transacted at an annual meeting of shareholders must be delivered to our secretary at our principal office not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the first anniversary of the date of mailing of our notice for the preceding year's annual meeting. In the event that the date of mailing of our notice of the annual meeting is advanced or delayed by more than 30 days from the anniversary date of the mailing of our notice for the preceding year's annual meeting, a shareholder's notice must be delivered to us not earlier than the 120th day prior to the mailing of notice of such annual meeting and not later than the close of business on the later of: (i) the 90th day prior to the date of mailing of the notice for such annual meeting, or (ii) the 10th day following the day on which we first make a public announcement of the date of mailing of our notice for such meeting. The public announcement of a postponement of the mailing of the notice for such annual meeting or of an adjournment or postponement of an annual meeting to a later date or time will not commence a new time period for the giving of a shareholder's notice. If the number of trustees to be elected to our board of trustees is increased and we make no public announcement of such action at least 130 days prior to the first anniversary of the date of mailing of notice for our preceding year's annual meeting, a shareholder's notice also will be considered timely, but only with respect to nominees for any new positions created by such increase, if the notice is delivered to our secretary at our principal office not later than the close of business on the 10th day immediately following the day on which such public announcement is made.

        For special meetings of shareholders, our bylaws require a shareholder who is nominating a person for election to our board of trustees at a special meeting at which trustees are to be elected to give notice of such nomination to our secretary at our principal office not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of: (1) the 90th day prior to such special meeting or (2) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the trustees to be elected at such meeting. The public announcement of a postponement or adjournment of a special meeting to a later date or time will not commence a new time period for the giving of a shareholder's notice as described above.

        Any notice from a shareholder of a nomination for election to our board of trustees or of a proposal of business to be transacted at a shareholder meeting must be in writing and include the following:

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  as to each person whom the shareholder proposes to nominate for election or reelection as a trustee, (1) the nominee's name, age, business and residence addresses, (2) the class, series and number of shares of beneficial interest that are beneficially owned or owned of record by the nominee, (3) the date the nominee's shares were acquired and the investment intent of such acquisition, (4) the record of all purchases and sales of our securities by the nominee during the previous 12-month period including the date of the transactions, the class, series and number of securities involved in the transactions and the consideration involved, and (5) all other information relating to the nominee that is required to be disclosed in solicitations of proxies for election of trustees in an election contest (even if an election contest is not involved) or is otherwise required in each case pursuant to Regulation 14A or any successor provision under the Securities Exchange Act of 1934, as amended, together with the nominee's written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected;

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  as to any other business that the shareholder proposes to bring before the meeting, a description of the business, the reasons for proposing the business at the meeting and any material interest in the business of the shareholder and any "Shareholder Associated Person" (as defined below), including any anticipated benefit therefrom;

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  as to the shareholder giving the notice and any "Shareholder Associated Person", the class, series and number of shares which are owned of record by the shareholder and any "Shareholder Associated Person", and the class, series and number of, and the nominee holder for, shares owned beneficially but not of record by the shareholder and any "Shareholder Associated Person";

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  as to the shareholder giving the notice and any "Shareholder Associated Person", the name and address of the shareholder, as they appear on our share ledger and the current name and address, if different, of such "Shareholder Associated Person";

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  as to the shareholder giving the notice and any "Shareholder Associated Person", the record of all purchases and sales of our securities by the shareholder or "Shareholder Associated Person" during the previous 12-month period including the date of the transactions, the class, series and number of securities involved in the transactions and the consideration involved; and

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  to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the nominee for election or reelection or the proposal of other business on the date of the shareholder's notice.

        A "Shareholder Associated Person" of any shareholder shall mean (1) any person controlling, directly or indirectly, or acting in concert with, the shareholder, (2) any beneficial owner of shares of beneficial interest owned of record or beneficially by the shareholder and (3) any person controlling, controlled by or under common control with the shareholder or "Shareholder Associated Person".

Meetings of Shareholders

        Under our bylaws, our annual meeting of shareholders will take place within six months after the end of each fiscal year, unless a different date is set by the board of trustees. Our chief executive officer, board of trustees or a majority of our independent trustees may call a special meeting of the shareholders. Pursuant to our declaration of trust, our secretary may also call a special meeting of shareholders upon the written request of holders of at least a majority of the shares entitled to vote at the meeting.

Liability and Indemnification of Trustees and Officers

        To the maximum extent permitted by Maryland law, our declaration of trust includes provisions limiting the liability of our present and former trustees, officers and shareholders for damages and obligating us to indemnify them against any claim or liability to which they may become subject by reason of their status or actions as our present or former trustees, officers or shareholders. Our declaration of trust also obligates us to pay or reimburse the people described above for reasonable expenses in advance of final disposition of a proceeding.

        The Maryland REIT Law permits a real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the Maryland General Corporation Law for directors and officers of Maryland corporations. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with any proceeding to which they may be made a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Additionally, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of that corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of the following:

  •
  a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

        The SEC has expressed the opinion that indemnification of trustees, officers or persons otherwise controlling a company for liabilities arising under the Securities Act of 1933, as amended, is against public policy and is therefore unenforceable.

Shareholder Liability

        Under the Maryland REIT Law, a shareholder is not personally liable for the obligations of a real estate investment trust solely as a result of his status as a shareholder. Our declaration of trust provides that no shareholder will be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to us by reason of being a shareholder. Despite these facts, our legal counsel has advised us that in some jurisdictions the possibility exists that shareholders of a trust entity such as ours may be held liable for acts or obligations of the trust. While we intend to conduct our business in a manner designed to minimize potential shareholder liability, we can give no assurance that you can avoid liability in all instances in all jurisdictions. Our trustees have not provided in the past and do not intend to provide insurance covering these risks to our shareholders.

Transactions with Affiliates

        Our declaration of trust allows us to enter into contracts and transactions of any kind with any person, including any of our trustees, officers, employees or agents or any person affiliated with them so long as the affiliate's interest in the transaction is disclosed or known to the trustees or shareholders and the transaction is ratified by a majority vote of either the trustees who are not interested in the transaction or the shareholders.

Actions by Shareholders by Written Consent

        Our bylaws provide procedures governing actions by shareholders by written consent. They provide that when shareholders act by written consent, they must provide written notice requesting that our board of trustees set a record date to determine the shareholders entitled to act. The notice must (1) contain the proposed action to be taken by written consent, (2) be signed by one or more shareholders of record as of the date of the notice, (3) bear the date of signature of each such shareholder and (4) contain all information relating to each shareholder who signs the notice that must be disclosed in solicitations of proxies for election of trustees in an election contest (even if an election contest is not involved) or is otherwise required pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended. The bylaws specify that any written consents must be signed by a majority of shareholders entitled to vote (or such higher percentage as may be specified in our declaration of trust for the action to be taken) and must be delivered to our secretary within 60 days of the record date set by the board of trustees. Any written consents must also meet other informational requirements as specified in our bylaws. Our bylaws also permit a review period of 90 days following receipt of any written consents during which inspectors of election may review their validity and the board of trustees is not required to take any other action regarding them.

Restrictions on Transfer of Shares

        Our declaration of trust provides that our board of trustees has the power to redeem or prohibit the transfer of a sufficient number of shares to maintain or bring the ownership of the shares into conformity with requirements for our qualification as a REIT under the Internal Revenue Code of 1986, as amended. In connection with the foregoing, if our board of trustees shall, at any time and in good faith, be of the opinion that direct or indirect ownership of shares representing more than 8.5% in value of the total shares outstanding has or may become concentrated in the hands of one beneficial owner, other than specified excepted persons, our board of trustees shall have the power (1) to purchase from any shareholder the excess shares, and (2) to refuse to transfer or issue shares to any person whose acquisition of such shares would, in the opinion of our board of trustees, result in the direct or indirect beneficial ownership by any person of shares representing more than 8.5% in value of the outstanding shares. Any transfer of shares, options, or other securities convertible into shares that would create a beneficial owner, other than any of the excepted persons, of shares representing more than 8.5% in value of the total shares outstanding shall be deemed void ab initio, and the intended transferee shall be deemed never to have had an interest therein. Further our declaration of trust provides that transfers or purported acquisitions, directly, indirectly or by attribution, of shares, or securities convertible into shares, that could result in our disqualification as a REIT are null and void and permits our board of trustees to repurchase shares or other securities to the extent necessary to maintain our status as a REIT. The purchase price for any shares so purchased shall be determined by the price of the shares on the principal exchange on which they are then traded, or if no such price is available, then the purchase price shall be equal to the net asset value of such shares as determined by our board of trustees in accordance with applicable law. From and after the date fixed for purchase by our board of trustees, and so long as payment of the purchase price for the shares to be so redeemed shall have been made or duly provided for, the holder of any excess shares so called for purchase shall cease to be entitled to distributions, voting rights and any and all other benefits with respect to such shares, except the right to payment of the purchase for the shares.

Business Combinations

        The Maryland General Corporation Law contains a provision which regulates business combinations with interested shareholders. This provision applies to Maryland real estate investment trusts like us. Under the Maryland General Corporation Law, business combinations such as mergers, consolidations, share exchanges and the like between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the shareholder becomes an interested shareholder. Under the Maryland General Corporation Law the following persons are deemed to be interested shareholders:

  •
  any person who beneficially owns 10% or more of the voting power of the trust's shares; or

  •
  an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the trust.

        After the five-year prohibition period has ended, a business combination between a trust and an interested shareholder must be recommended by the board of trustees of the trust and must receive the following shareholder approvals:

  •
  the affirmative vote of at least 80% of the votes entitled to be cast; and

  •
  the affirmative vote of at least two-thirds of the votes entitled to be cast by holders of shares other than shares held by the interested shareholder with whom or with whose affiliate or associate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

The shareholder approvals discussed above are not required if the trust's shareholders receive the minimum price set forth in the Maryland General Corporation Law for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares.

        The foregoing provisions of the Maryland General Corporation Law do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the interested shareholder becomes an interested shareholder. A person is not an interested shareholder under the Maryland General Corporation Law if the board of trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder. The board of trustees may provide that its approval is subject to compliance with any terms and conditions determined by the board.

        Our declaration of trust provides that we have elected not to be governed by these provisions of the Maryland General Corporation Law. Our declaration of trust requires that business combinations between us and a beneficial holder of 10% or more of our outstanding shares ("interested shareholder") be approved by the affirmative vote of the holders of at least 75% of the shares unless (1) our board of trustees by unanimous vote or written consent shall have expressly approved in advance the acquisition of the outstanding shares that caused the interested shareholder to become an interested shareholder or shall have approved the business combination prior to the interested shareholder involved in the business combination having become an interested shareholder; or (2) the business combination is solely between us and a 100% owned affiliate of us.

Control Share Acquisitions

        The Maryland General Corporation Law contains a provision which regulates control share acquisitions. This provision also applies to Maryland real estate investment trusts. The Maryland General Corporation Law provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by trustees who are employees of the trust are excluded from shares entitled to vote on the matter. Control shares are voting shares which, if aggregated with all other shares owned by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

        Control shares do not include shares which the acquiring person is entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition may compel the board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the Maryland General Corporation Law, then the trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the trust to redeem control shares is subject to conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The control share acquisition statute of the Maryland General Corporation Law does not apply to the following:

  •
  shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction; or

  •
  acquisitions approved or exempted by a provision in the declaration of trust or bylaws of the trust adopted before the acquisition of shares.

        Our bylaws contain a provision exempting from the control share statute of the Maryland General Corporation Law any and all acquisitions by any person of our shares. This provision may be amended or eliminated at any time in the future.

Rights Plan

        In October 1994, our board of trustees adopted a shareholders' rights plan which provides for the distribution of one junior participating preferred share purchase right for each common share. This plan was renewed on March 10, 2004. Each right entitles the holder to buy 1/100th of a junior participating preferred share (or in certain circumstances, to receive cash, property, common stock or our other securities) at an exercise price of $50 per 1/100th of a junior participating preferred share, and at an exercise price of $25 per 1/100th of a junior participating preferred share for rights granted under our renewed plan from and after October 17, 2004. The preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the junior participating preferred shares are summarized above under "Description of Preferred Shares—Junior Participating Preferred Shares."

        Initially, the rights are attached to common shares. The rights will separate from the common shares upon a rights distribution date which is the earlier of (1) 10 business days following a public announcement by us that a person or group of persons has acquired, or has obtained the right to acquire, beneficial ownership of 10% or more of the outstanding common shares or (2) 10 business days following the commencement of a tender offer or exchange offer that would result in a person acquiring beneficial ownership of 10% or more of the outstanding common shares. In each instance the trustees may determine that the distribution date will be a date later than 10 days following the triggering event.

        Until they become exercisable the rights will be evidenced by the certificates for common shares and will be transferred with and only with such common share certificates. The surrender for transfer of any certificates for common shares outstanding will also constitute the transfer of the rights associated with the common shares evidenced by such certificates.

        The rights are not exercisable until a rights distribution date and, under the renewed plan, will expire at the close of business on October 17, 2014, unless earlier redeemed or exchanged by us as described below. Until a right is exercised, the holder thereof, as such, has no rights as a shareholder of the trust, including, without limitation, the right to vote or to receive dividends.

        Upon the occurrence of a "flip-in event", each holder of a right will have the ability to exercise it for a number of common shares (or, in certain circumstances, other property) having a current market price equal to two times the exercise price of the right. Notwithstanding the foregoing, following the occurrence of a "flip-in event", all rights that are, or were held by beneficial owners of 10% or more of our common stock will be void in several circumstances described in the rights agreement. Rights will not be exercisable following the occurrence of any "flip-in event" until the rights are no longer redeemable by us as set forth below. A "flip-in event" occurs when a person or group of persons acquires more than 10% of the beneficial ownership of the outstanding common shares pursuant to any transaction other than a tender or exchange offer for all outstanding common shares on terms which a majority of our outside trustees determine to be fair to and otherwise in the best interests of us and our shareholders.

        A "flip-over event" occurs when, at any time on or after the announcement of a share acquisition which will result in a person becoming the beneficial owner of more than 10% of our outstanding common shares, we take part in a merger or other business combination transaction (other than certain mergers that follow a fair offer) in which the trust is not the surviving entity or the common shares are changed or exchanged or 50% or more of our assets or earning power is sold or transferred. Upon the occurrence of a "flip-over event" each holder of a right (except rights which previously have been voided, as set forth above) will have the option to exchange their right for a number of shares of common stock of the acquiring company having a current market price equal to two times the exercise price of the right.

        The purchase price and the number of junior participating preferred shares issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution. With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. We will make a cash payment in lieu of any fractional shares resulting from the exercise of any right. We have 10 days from the date of an announcement of a share acquisition which will result in a person becoming the beneficial owner of more than 10% of our outstanding common shares to redeem the rights in whole, but not in part, at a price of $.01 per right, payable, at our option in cash, common shares or other consideration as the trustees may determine. Immediately upon the effectiveness of the action of the trustees ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

        The terms of the rights, other than key financial terms and the date on which the rights expire, may be amended by the trustees prior to the distribution date. After the distribution date, the provisions of the rights agreement may be amended by the trustees only in order to:

  •
  cure ambiguities, defects or inconsistencies;

  •
  make changes which do not adversely affect the interests of holders of rights (other than the rights of a person that has obtained beneficial ownership of more than 10% of our outstanding shares and certain other related parties); or

  •
  to shorten or lengthen any time period under the rights agreement.

        However, no amendment to lengthen the time period governing redemption is permitted to be made at such time as the rights are not redeemable.

Amendment to our Declaration of Trust, Dissolution and Mergers

        Under the Maryland REIT Law, a real estate investment trust generally cannot dissolve, amend its declaration of trust or merge, unless these actions are approved by at least two-thirds of all shares entitled to be cast on the matter. The Maryland REIT Law allows a trust's declaration of trust to set a lower percentage, so long as the percentage is not less than a majority. Our declaration of trust provides for approval of an amendment of the declaration of trust (except amendments to certain provisions of the declaration of trust) by a majority of shares entitled to vote on these actions provided the amendment in question has been approved by a majority of our board of trustees (including a majority of our independent trustees). Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. Our declaration of trust permits this type of action by our board of trustees. Our declaration of trust also permits our board of trustees to effect changes in our unissued shares, as described more fully above. In addition, as permitted by the Maryland REIT Law, our board of trustees may change our name without shareholder approval and a majority of our board of trustees, without action by the shareholders, may amend our declaration of trust to change the name or other designation or the par value of any class or series of our preferred shares and the aggregate par value of our preferred shares.

Anti-Takeover Effect of Maryland Law and of our Declaration of Trust and Bylaws

        The following provisions in our declaration of trust and bylaws and in Maryland law could delay or prevent a change in our control:

  •
  the limitation on ownership and acquisition of more than 8.5% of our shares;

  •
  the classification of our board of trustees into classes and the election of each class for three-year staggered terms;

  •
  the requirement of a two-thirds majority vote of shareholders for removal of our trustees;

  •
  the facts that the number of our trustees may be fixed only by vote of our board of trustees, that a vacancy on our board of trustees may be filled only by the affirmative vote of a majority of our remaining trustees and the limitations on our shareholders' abilities to act without a meeting;

  •
  the advance notice requirements for shareholder nominations for trustees and other proposals;

  •
  the business combination provisions of our declaration of trust, if our board of trustees' unanimous approval of a combination is not obtained;

  •
  the control share acquisition provisions of the Maryland General Corporation Law, if the applicable provision in our bylaws are rescinded; and

  •
  the ability of our board of trustees to authorize and issue additional shares, including additional classes of shares with rights defined at the time of issuance, without shareholder approval.

PLAN OF DISTRIBUTION

        We may sell the offered securities (a) through underwriters or dealers, (b) directly to purchasers, including our affiliates, (c) through agents or (d) through a combination of any of these methods. The prospectus supplement will include the following information:

  •
  the terms of the offering;

  •
  the names of any underwriters or agents;

  •
  the name or names of any managing underwriter or underwriters;

  •
  the purchase price of the securities;

  •
  the net proceeds from the sale of the securities;

  •
  any delayed delivery arrangements;

  •
  any underwriting discounts, commissions and other items constituting underwriters' compensation;

  •
  any initial public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any commissions paid to agents.

        In compliance with NASD guidelines, the maximum commission or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus or any applicable prospectus supplement.

Sale Through Underwriters or Dealers

        If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        In order to facilitate the offering of securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the securities for their account. In addition, to cover over-allotments or to stabilize the price of the shares, the underwriters may bid for, and purchase, shares in the open market. Finally, an underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed shares in transactions to cover syndicate short positions, in stabilization transactions, or otherwise. Any of these activities may stabilize or maintain the market price of the offered securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell securities for public offering and sale may make a market in those securities, but they will not be obligated to and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities offered pursuant to this prospectus.

        If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

        We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

        We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

        If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

        We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

        Each underwriter, dealer and agent participating in the distribution of any of the securities that are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, securities in bearer form in the United States or to United States persons, other than qualifying financial institutions, during the restricted period, as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7).

VALIDITY OF THE OFFERED SECURITIES

        Sullivan & Worcester LLP, as to certain matters of New York law, and Venable LLP, as to certain matters of Maryland law, will pass upon the validity of the offered securities for us. Barry M. Portnoy was a partner in the firm of Sullivan & Worcester LLP until March 1997 and is one of our Managing Trustees. Mr. Portnoy is also a Managing Trustee of two of our former subsidiaries, Hospitality Properties Trust and Senior Housing Properties Trust, and a director and 50% owner of Reit Management & Research LLC, our investment manager. Jennifer B. Clark, our Senior Vice President, was a partner in the firm of Sullivan & Worcester LLP until July 1999. Sullivan & Worcester LLP and Venable LLP represent Hospitality Properties Trust, Senior Housing Properties Trust, Reit Management & Research LLC and certain of their affiliates on various matters.

EXPERTS

        The consolidated financial statements and financial statement schedules of HRPT Properties Trust appearing in HRPT Properties Trust's Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Ernst and Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and financial statement schedules are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The Statement of Revenues and Certain Operating Expenses for Hallwood Realty Partners, L.P. for the year ended December 31, 2003 incorporated in this prospectus by reference from HRPT Properties Trust's Current Report on Form 8-K dated April 16, 2004 (filed June 24, 2004) has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report dated June 21, 2004, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. This prospectus is part of a registration statement and does not contain all of the information set forth in the registration statement. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can review our SEC filings and the registration statement by accessing the SEC's Internet site at http://www.sec.gov or by accessing our internet site at http://www.hrpreit.com.

        Our common shares are traded on the New York Stock Exchange under the symbol "HRP," and you can review similar information concerning us at the office of the NYSE at 20 Broad Street, New York, New York 10005.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Statements in this prospectus regarding the contents of any contract or other document may not be complete. You should refer to the copy of the contract or other document filed as an exhibit to the registration statement. Later information filed with the SEC will update and supersede information we have included or incorporated by reference in this prospectus.

        We incorporate by reference the documents listed below and any filings made after the date of this prospectus with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the offering of the securities made by this prospectus is completed or terminated:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

  •
  our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004;

  •
  our Current Reports on Form 8-K dated January 7, 2004, February 11, 2004, March 10, 2004, April 16, 2004 (filed April 26, 2004), April 16, 2004 (filed June 24, 2004), May 6, 2004 and May 11, 2004;

  •
  the description of our common shares contained in our registration statement on Form 8-A dated November 8, 1986, as amended by a Form 8-A/A dated July 30, 1991;

  •
  the description of our junior participating preferred shares contained in our registration statement on Form 8-A dated October 20, 1994;

  •
  the description of our 9 7/8% Series A Cumulative Redeemable Preferred Shares contained in our registration statement on Form 8-A dated February 16, 2001; and

  •
  the description of our 8 3/4% Series B Cumulative Redeemable Preferred Shares contained in our registration statement on Form 8-A dated September 6, 2002.

        We will provide you with a copy of the information we have incorporated by reference, excluding exhibits other than those which we specifically incorporate by reference in this prospectus. You may obtain this information at no cost by writing or telephoning us at: 400 Centre Street, Newton, Massachusetts, 02458, (617) 332-3990, Attention: Investor Relations.

        THE AMENDED AND RESTATED DECLARATION OF TRUST ESTABLISHING HRPT PROPERTIES TRUST, DATED JULY 1, 1994, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS AND SUPPLEMENTS THERETO, IS DULY FILED IN THE OFFICE OF THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT THE NAME "HRPT PROPERTIES TRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION OF TRUST COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF HRPT PROPERTIES TRUST SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, HRPT PROPERTIES TRUST. ALL PERSONS DEALING WITH HRPT PROPERTIES TRUST, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF HRPT PROPERTIES TRUST FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

6,000,000 Shares

HRPT Properties Trust

7 1/8% Series C Cumulative Redeemable Preferred Shares
(Liquidation Preference $25 Per Share)

P R O S P E C T U S    S U P P L E M E N T

Merrill Lynch & Co.

UBS Investment Bank

RBC Capital Markets

Wachovia Securities

Stifel Nicolaus

Ferris, Baker Watts

Incorporated

Janney Montgomery Scott LLC
Morgan Keegan & Company, Inc.
Oppenheimer & Co. Inc.

February 2, 2006